UNITED STATES
SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
Matador Resources Company
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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2023 Notice of Annual Meeting of Shareholders and Proxy Statement

June 9, 2023    |    Dallas, Texas

One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

www.matadorresources.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 9, 2023

To the Matador Resources Company Shareholders:

Please join us for the 2023 Annual Meeting of Shareholders of Matador Resources Company. The meeting will be held at the Hilton Dallas Lincoln Centre, Lakeside Ballroom, 5410 LBJ Freeway, Dallas, Texas 75240, on Friday, June 9, 2023, at 9:30 a.m., Central Daylight Time.

At the meeting, you will hear a report on our business and act on the following matters:

(1)	Election of the four nominees for director named in the attached Proxy Statement;

(2)	Advisory vote to approve the compensation of our named executive officers as described in the attached Proxy Statement;

(3)	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023; and

(4)	Any other matters that may properly come before the meeting.

All shareholders of record at the close of business on April 12, 2023 are entitled to vote at the meeting or any postponement or adjournment of the meeting. A list of the shareholders of record is available at the Company’s offices in Dallas, Texas.

By Order of the Board of Directors,

Joseph Wm. Foran

Chairman and Chief Executive Officer

April 27, 2023

YOUR VOTE IS IMPORTANT!

Whether or not you will attend the meeting, please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning your proxy card to the address listed on the card.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on June 9, 2023:

Our Proxy Statement and the Annual Report to Shareholders for the fiscal year ended December 31, 2022 are available for viewing, printing and downloading at https://materials.proxyvote.com/576485.

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PROXY STATEMENT

Matador Resources Company

One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

www.matadorresources.com

PROXY STATEMENT

For

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 9, 2023

This Proxy Statement is being mailed on or about April 27, 2023 to the shareholders of Matador Resources Company (“Matador” or the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company to be voted at the Annual Meeting of Shareholders of the Company to be held at the Hilton Dallas Lincoln Centre, Lakeside Ballroom, 5410 LBJ Freeway, Dallas, Texas 75240, on June 9, 2023, at 9:30 a.m., Central Daylight Time (the “Annual Meeting” or the “2023 Annual Meeting”), or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The address of the Company’s principal executive office is One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

If you are a shareholder of record, you may vote in person by attending the meeting, by completing and returning a proxy by mail or by using the Internet or telephone. You may vote your proxy by mail by marking your vote on the enclosed proxy card and following the instructions on the card. To vote your proxy using the Internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call.

The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares: (i) FOR the election of the four nominees for director as set forth in this Proxy Statement, (ii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement and (iii) FOR the ratification of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2023. Your proxy may be revoked at any time before it is exercised by filing with the Company a written revocation addressed to the Corporate Secretary, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person.

The cost of soliciting proxies will be borne by the Company. In addition to the use of postal services and the Internet, proxies may be solicited by directors, officers and employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone.

The outstanding voting securities of the Company consist of issued and outstanding common stock, par value $0.01 per share (the “Common Stock”). The record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment thereof, has been established by the Board as the close of business on April 12, 2023 (the “Record Date”). As of the Record Date, there were 119,183,914 shares of Common Stock outstanding and entitled to vote.

The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors.

The proxy card provides space for a shareholder to abstain with respect to any or all nominees for the Board. The affirmative vote of a majority of the votes cast by holders of shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required for the election of each nominee for

2023 Proxy Statement  |  Matador Resources Company        1

PROXY STATEMENT

director. With respect to the election of directors in an uncontested election, such as that being held at the Annual Meeting, “majority of the votes cast” means the number of votes cast “for” the election of such nominee exceeds the number of votes cast “against” such nominee. See “Corporate Governance—Majority Vote in Director Elections” for additional information regarding election of directors.

The other proposals require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Shares held by a shareholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Other than with respect to the election of directors, an abstention will effectively count as a vote cast against the remaining proposals. Broker non-votes on any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote will be treated as shares not entitled to vote with respect to that matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter.

2        Matador Resources Company  |  2023 Proxy Statement

PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully prior to voting. For more complete information regarding our 2022 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2022.

2023 Annual Meeting of Shareholders

Voting Matters and Board Recommendation

Proposal	Board Recommendation

Election of Four Director Nominees (page 11)	FOR
Advisory Vote to Approve Named Executive Officer Compensation (page 37)	FOR

Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2023 (page 38)	FOR

2022 Business Highlights

The year 2022 was a tremendous year for Matador, including record total production, net income, adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA”, a non-GAAP financial measure), net cash provided by operating activities and adjusted Free Cash Flow (a non-GAAP financial measure). San Mateo Midstream, LLC (“San Mateo”), our midstream joint venture, also had a record year in 2022, including increased throughput volumes for natural gas gathering and processing, oil gathering and transportation and water handling, as well as record net income and record Adjusted EBITDA. In 2022, both Matador and San Mateo generated free cash flow in all four quarters.

In addition, we doubled our quarterly dividend from $0.05 per share in the first and second quarters of 2022 to $0.10 per share in the third and fourth quarters of 2022. In December 2022, we announced that the Board had again amended the Company’s dividend policy, increasing the quarterly dividend by 50% to $0.15 per share. We also paid down debt and ended 2022 with a leverage ratio of 0.1x (calculated in accordance with the Credit Agreement (as defined below) without the application of the maximum available cash set forth in the Credit Agreement), the lowest since we became a public company in 2012.

2023 Proxy Statement  |  Matador Resources Company        3

PROXY SUMMARY

Production Growth

Business Highlights

•	A 23% increase in oil production to 21.9 million barrels (“Bbl”) of oil produced in 2022 from 17.8 million Bbl of oil produced in 2021.

•	A 22% increase in natural gas production to 99.3 billion cubic feet (“Bcf”) of natural gas produced in 2022 from 81.7 Bcf of natural gas produced in 2021.

•

A 22% increase in average daily oil equivalent production to 105,465 barrels of oil equivalent (“BOE”) per day, including 60,119 Bbl of oil per day and 272.1 million cubic feet (“MMcf”) of natural gas per day, in 2022, from 86,176 BOE per day, including 48,876 Bbl of oil per day and 223.8 MMcf of natural gas per day, in 2021.

•	Continued drilling of longer laterals, whereby 90% of the operated horizontal wells we turned to sales in 2022 had lateral lengths of two miles or greater, as compared to only 8% as recently as 2019.

•

Capital expenditures for drilling, completing and equipping wells (“D/C/E capital expenditures”) for 2022 of $772.5 million, which was at the low end of our revised estimated range for 2022 D/C/E capital expenditures of $765 to $835 million as provided on July 26, 2022 and affirmed on October 25, 2022, which included the addition of a seventh operated drilling rig in September 2022.

Returning Value to Shareholders

Capital Resources and Financial Highlights

•	The generation of free cash flow in all four quarters of 2022 by both Matador and San Mateo.

•

The repayment of all outstanding borrowings under our Fourth Amended and Restated Credit Agreement (the “Credit Agreement”), resulting in no outstanding borrowings under that facility at December 31, 2022.

•	The repurchase of an aggregate principal amount of $350.8 million of our outstanding 5.875% senior notes due 2026.

•

The amendments of our dividend policy in the second and fourth quarters of 2022, pursuant to which we increased the quarterly cash dividend from $0.05 per share of Common Stock to $0.15 per share of Common Stock.

•	The receipt of $28.3 million in performance incentives directly from Five Point Energy, LLC, our joint venture partner in San Mateo (“Five Point”).

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PROXY SUMMARY

•

The revision of our Credit Agreement at our spring and fall redetermination processes to collectively (i) increase the borrowing base to $2.25 billion, as compared to $1.35 billion at December 31, 2021, (ii) increase the elected borrowing commitment to $775.0 million, as compared to $700.0 million at December 31, 2021, (iii) reaffirm the maximum facility amount at $1.5 billion and (iv) add one new bank to our lending group.

•

The amendment of San Mateo’s revolving credit facility (the “San Mateo Credit Facility”) in December 2022 to (i) extend the maturity date by three years from December 2023 to December 2026, (ii) increase the lender commitments under the San Mateo Credit Facility from $450.0 million to $485.0 million, (iii) refresh the accordion feature that provides for potential increases in lender commitments to up to $735.0 million, as compared to $700.0 million previously, and (iv) add one new bank to San Mateo’s lending group.

Environmental, Social and Governance (“ESG”) Initiatives (page 28)

At Matador, we are committed to creating long-term value in a responsible manner. Our aim is to reliably and profitably provide the energy that society needs in a manner that is safe, protects the environment and is consistent with the industry’s best practices and the highest applicable regulatory and legal standards. In alignment with this goal, we maintain an active ESG program that is overseen and supported by senior management and the Board’s Environmental, Social and Corporate Governance Committee. In December 2022, we were pleased to issue Matador’s annual Sustainability Report, which included quantitative metrics aligned with standards developed by an industry leader, the Sustainability Accounting Standards Board (“SASB”). For additional information on the Company’s ESG efforts, see “Corporate Governance—Environmental, Social and Governance (ESG) Initiatives” on page 28. Information included in our Sustainability Report is not incorporated into this Proxy Statement.

Director Nominees (page 11)

Our Board currently has nine members and one vacancy and is divided into three classes of directors, designated Class I, Class II and Class III. Directors are elected for three-year terms. The table below provides certain summary information about each nominee for director named in this Proxy Statement:

Name	Age	Director Since	Principal Occupation	Committee Memberships

Joseph Wm. Foran	70	2003	Chairman and CEO, Matador Resources Company	E, CM, O, P

Reynald A. Baribault*	59	2014	President and CEO, IPR Energy Partners, LLC	A, E, O, P, SPC

Timothy E. Parker*	48	2018	Former Portfolio Manager and Analyst – Natural Resources, T. Rowe Price & Associates	A, CM, E, ESG, P, SPC

Shelley F. Appel**	33	—	ESG Coordinator and Special Advisor to the Board, Matador Resources Company	—

*	Independent Director
**	Ms. Appel has not previously served on our Board. We anticipate that Ms. Appel will be appointed to the Capital Markets and Finance Committee following the 2023 Annual Meeting.
A	Audit Committee
CM	Capital Markets and Finance Committee
E	Executive Committee
ESG	Environmental, Social and Corporate Governance Committee
O	Operations and Engineering Committee
P	Prospect Committee
SPC	Strategic Planning and Compensation Committee

2023 Proxy Statement  |  Matador Resources Company        5

PROXY SUMMARY

Executive Compensation Highlights (page 42)

Our Executive Compensation Philosophy

Our compensation program is designed to reward, in both the short term and the long term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and achievement of our objectives. In addition, we reward qualities that we believe help achieve our business strategies such as:

•	teamwork;

•	recruiting and mentoring future leaders within the Company to drive long-term shareholder value;

•	individual performance in light of general economic and industry-specific conditions;

•	relationships with shareholders and vendors;

•	level of job responsibility;

•	industry experience;

•	general professional growth; and

•	the ability to:

¡	manage and enhance production from our existing assets;

¡	explore new opportunities to increase oil and natural gas production;

¡	identify and acquire additional acreage;

¡	improve total shareholder returns;

¡	increase year-over-year proved reserves;

¡	control unit production costs; and

¡	pursue midstream opportunities.

For discussion of recent changes to our executive compensation program, see “Executive Compensation—Compensation Discussion and Analysis” beginning on page 42.

6        Matador Resources Company  |  2023 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

INFORMATION ABOUT THE ANNUAL MEETING

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by the Board to be used at the Annual Meeting and any adjournment thereof. The Annual Meeting will be held on Friday, June 9, 2023, at 9:30 a.m., Central Daylight Time. We are sending this Proxy Statement to our shareholders on or about April 27, 2023.

All references in this Proxy Statement to “we,” “our,” “us,” “Matador” or the “Company” refer to Matador Resources Company, including our subsidiaries and affiliates.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the following matters outlined in the Annual Meeting notice:

•	the election of the four nominees for director named in this Proxy Statement;

•	an advisory vote to approve the compensation of our named executive officers as described herein;

•	the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023; and

•	any other matters that may properly come before the meeting.

What are the Board’s voting recommendations?

•	FOR the election of the four nominees for director named in this Proxy Statement;

•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

Who is entitled to vote?

Shareholders as of the close of business on April 12, 2023 are eligible to vote their shares at the Annual Meeting. As of the Record Date, there were 119,183,914 shares of our Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting.

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

Securities and Exchange Commission (“SEC”) rules allow companies to furnish proxy materials over the Internet. We have elected to send a separate Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our shareholders instead of a paper copy of the proxy materials. This approach conserves natural resources and reduces the costs of printing and distributing our proxy materials while providing shareholders with a convenient way to access our proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy of proxy materials, including a proxy card or voting instruction form, may be found in the Notice. In addition, shareholders may request to receive future proxy materials in printed form by mail or electronically by email by following the instructions in the Notice. A shareholder’s election to receive proxy materials by mail or email will remain in effect until the shareholder terminates it.

2023 Proxy Statement  |  Matador Resources Company        7

INFORMATION ABOUT THE ANNUAL MEETING

How do I vote?

You may:

•	attend the Annual Meeting and vote in person;

•

dial the toll-free number listed on the Notice, proxy card or voting instruction form provided by your broker. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded. Telephone voting will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on June 8, 2023;

•

go to the website www.proxyvote.com and follow the instructions, then confirm that your voting instructions have been properly recorded. If you vote using the website, you can request electronic delivery of future proxy materials. Internet voting will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time, on June 8, 2023; or

•

if you received a paper copy of your proxy materials and elect to vote by written submission, mark your selections on the proxy card, date and sign it, and return the card in the pre-addressed, postage-paid envelope provided.

Why did I receive paper copies of proxy materials?

We are providing certain shareholders with paper copies of the proxy materials instead of a separate Notice. If you received a paper copy and would no longer like to receive printed proxy materials, you may consent to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided in your proxy materials. When prompted, indicate that you agree to receive or access shareholder communications electronically in the future.

Will each shareholder in our household receive proxy materials?

Generally, no. To the extent you are receiving printed proxy materials, we try to provide only one set of proxy materials to be delivered to multiple shareholders sharing an address, unless you have given us other instructions. Any shareholder at a shared address may request delivery of single or multiple copies of printed proxy materials for future meetings by contacting us at:

Matador Resources Company

Attention: Investor Relations

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Email: investors@matadorresources.com

Telephone: (972) 371-5200

We undertake to deliver promptly, upon written or oral request, a copy of proxy materials to a shareholder at a shared address to which a single copy of the proxy materials was delivered. Requests should be directed to Investor Relations at the address or phone number set forth above.

Who will be admitted to the Annual Meeting?

Admission to the Annual Meeting will be limited to our shareholders of record, persons holding proxies from our shareholders, beneficial owners of our Common Stock and our employees. If your shares are registered in your name, we will verify your ownership at the meeting in our list of shareholders as of the Record Date. If your shares are held through a broker, bank or other nominee, you must bring proof of your ownership of the shares. This proof could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date. You may also send proof of ownership to us at Matador Resources Company, Attention: Corporate Secretary, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240, or email: investors@matadorresources.com, before the Annual Meeting, and we will send you an admission card.

8        Matador Resources Company  |  2023 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

If I vote via telephone or the Internet or by mailing my proxy card, may I still attend the Annual Meeting?

Yes.

What if I want to change my vote?

You may revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or the Internet), by voting at the Annual Meeting or by filing a written revocation with our Corporate Secretary. Your attendance at the Annual Meeting will not automatically revoke your proxy.

What constitutes a quorum?

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by telephone or Internet or by returning your proxy card, you will be considered part of the quorum. The Inspector of Election will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

How many votes will be required to approve a proposal?

The affirmative vote of a majority of the votes cast by holders of shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required for the election of each nominee for director. With respect to the election of directors in an uncontested election, such as that being held at the Annual Meeting, “majority of the votes cast” means the number of votes cast “for” such nominee exceeds the number of votes cast “against” such nominee.

With respect to all other matters, the affirmative vote of the holders of a majority of the shares of Common Stock, present in person or represented by proxy and entitled to vote at the Annual Meeting, is required.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or represented by proxy.

Can brokers who hold shares in street name vote those shares if they have received no instructions?

Under the rules of the New York Stock Exchange (“NYSE”), brokers may not vote the shares held by them in street name for their customers and for which they have not received instructions, except with respect to a routine matter. The only matter to be voted on at the Annual Meeting that is considered routine for these purposes is the ratification of the appointment of our independent registered public accounting firm. Accordingly, brokers may not vote your shares on any other matter if you have not given specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote will be counted.

How will you treat abstentions and broker non-votes?

Shares of a shareholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Other than with respect to the election of directors, an abstention will effectively count as a vote cast against the remaining proposals. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as shares not entitled to vote with respect to that matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter.

2023 Proxy Statement  |  Matador Resources Company        9

INFORMATION ABOUT THE ANNUAL MEETING

Who pays the solicitation expenses?

We will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our directors, officers or employees, none of whom will receive additional compensation for such solicitation. Those holding shares of Common Stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and we will publish final results in a Current Report on Form 8-K that will be filed with the SEC within four business days of the Annual Meeting. You may obtain a copy of this and other reports free of charge at www.matadorresources.com, by contacting our Investor Relations Department at (972) 371-5200 or investors@matadorresources.com or by accessing the SEC’s website at www.sec.gov.

Will the Company’s independent registered public accounting firm be available at the Annual Meeting to respond to questions?

Yes. The Audit Committee of the Board has appointed KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2023. Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Where can I contact the Company?

Our mailing address is:

Matador Resources Company

Attention: Investor Relations

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Our telephone number is (972) 371-5200.

10        Matador Resources Company  |  2023 Proxy Statement

PROPOSAL 1

PROPOSAL 1 | ELECTION OF DIRECTORS

The Board currently consists of nine members with one vacancy and is divided into three classes of directors, designated Class I, Class II and Class III, with the term of office of each director ending on the date of the third annual meeting following the annual meeting at which such director’s class was elected. The number of directors in each class will be as nearly equal as possible. The Class I directors are William M. Byerley, Monika U. Ehrman, Julia P. Forrester Rogers and Kenneth L. Stewart, the terms of whom will each continue until the 2024 Annual Meeting of Shareholders or his or her earlier death, retirement, resignation or removal. The Class II directors are R. Gaines Baty and James M. Howard, the terms of whom will each continue until the 2025 Annual Meeting of Shareholders or his earlier death, retirement, resignation or removal. Shelley F. Appel is a Class II nominee at the 2023 Annual Meeting to hold office until the 2025 Annual Meeting of Shareholders or her earlier death, retirement, resignation or removal. The Class III directors are Joseph Wm. Foran, Reynald A. Baribault and Timothy E. Parker, each of whom is a Class III director nominee at the 2023 Annual Meeting, in each case, to hold office until the 2026 Annual Meeting of Shareholders or his earlier death, retirement, resignation or removal.

The Board believes that each of the director nominees possesses the qualifications described below in “Corporate Governance—Board Committees—Nominating Committee.” That is, the Board believes that each nominee possesses:

•	deep experience at the policy making level in business, government or education;

•	the availability and willingness to devote adequate time to Board duties;

•	the character, judgment and ability to make independent analytical, probing and other inquiries;

•	a willingness to exercise independent judgment along with a willingness to listen and learn from others;

•	business knowledge and experience that provides a balance with the other directors;

•	financial independence; and

•	excellent past performance on the Board or, in the case of Ms. Appel, as a Special Advisor to the Board.

Director Diversity (Including Nominees)

TENURE RACIAL/ETHNIC DIVERSITY	AGE	GENDER

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PROPOSAL 1

Core Competencies (Including Nominees)

Senior Leadership Experience	Energy Industry Experience

Financial Expertise	Legal and Risk Management Experience

Strategic Planning Expertise	ESG Experience

Capital Markets Experience	Information Technology Expertise

The information provided below is biographical information about each of the nominees, as well as a description of the experience, qualifications, attributes or skills that led the Board to conclude that the individual should be nominated for election as a director of the Company. No director or director nominee currently holds, or has held within the past five years, any other directorships with public companies.

12        Matador Resources Company  |  2023 Proxy Statement

PROPOSAL 1

Nominees

MR. JOSEPH WM. FORAN	CEO, Matador Resources Company	Class III

Chairman of the Board Director since: 2003 Independent: No Age: 70 Committees: • Executive (Chair) • Capital Markets and Finance • Operations and Engineering • Prospect

Biographical Information:

Mr. Foran founded Matador Resources Company in July 2003 and since our founding has served as Chairman of the Board and Chief Executive Officer and, through March 31, 2022, Secretary. He is also chair of the Board’s Executive Committee. Mr. Foran began his career as an oil and natural gas independent in 1983 when he and his wife, Nancy, founded Foran Oil Company with $270,000 in contributed capital from 17 of his closest friends and neighbors. Foran Oil Company was later contributed into Matador Petroleum Corporation upon its formation by Mr. Foran in 1988, and Mr. Foran served as Chairman and Chief Executive Officer of that company from inception until the time of its sale to Tom Brown, Inc. in June 2003 for an enterprise value of $388 million in an all-cash transaction on a Friday. On the following Monday, Mr. Foran founded Matador Resources Company (Matador II). Today, Matador is one of the top 20 public exploration and production companies in the country by market capitalization and one of the top 10 oil and natural gas producers in New Mexico. Mr. Foran is originally from Amarillo, Texas, where his family owned a pipeline construction business. From 1980 to 1983, he was Vice President and General Counsel of J. Cleo Thompson and James Cleo Thompson, Jr., Oil Producers, a large independent producer. Prior to that time, he was a briefing attorney to Chief Justice Joe R. Greenhill of the Supreme Court of Texas. Mr. Foran graduated with a Bachelor of Science degree in Accounting from the University of Kentucky with highest honors and a law degree from the Southern Methodist University Dedman School of Law, where he was a Hatton W. Sumners scholar and the Leading Articles Editor on the Southwestern Law Review. He is currently active as a member of various industry and civic organizations, including his church and various youth activities. In 2002, Mr. Foran was honored as the Ernst & Young “Entrepreneur of the Year” for the Southwest Region. In 2015, he was inducted into the University of Kentucky Gatton College of Business and Economics Hall of Fame. In 2019, Mr. Foran received the SMU Dedman School of Law Distinguished Alumni Award for Corporate Service and was named D CEO Magazine’s 2019 Upstream CEO of the Year. In 2020, he was inducted into the Philosophical Society of Texas. He was also named to Institutional Investors’ All-American Executive Team as one of the top chief executive officers in the Small Cap Energy Division in 2021.

Qualifications:

As the founder, Chairman of the Board and Chief Executive Officer of Matador Resources Company, Mr. Foran provides Board leadership, industry experience and long relationships with many of our shareholders.

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PROPOSAL 1

MR. REYNALD A. BARIBAULT	President and CEO, IPR Energy Partners, LLC	Class III

Director Director since: 2014 Independent: Yes Age: 59 Committees: • Operations and Engineering (Chair) • Prospect (Chair) • Audit • Executive • Strategic Planning and Compensation

Biographical Information:

Mr. Baribault was elected to the Board in 2014 and is chair of the Board’s Operations and Engineering Committee and Prospect Committee. He served as lead independent director of the Board from 2016 to 2019. In 2007, he co-founded North Plains Energy, LLC, which operated in the North Dakota Williston Basin, and served as its Vice President until the successful sale of its assets in 2012. In 2014, Mr. Baribault helped co-found NP Resources, LLC, which also operated in the North Dakota Williston Basin, and served as its Executive Vice President / Engineering, helping oversee the sale of its assets in late 2021. In addition, he co-founded and serves as President and Chief Executive Officer of IPR Energy Partners, LLC, a Plano, Texas-based oil and natural gas production operator with current operations in the Fort Worth Basin. Prior to co-founding North Plains Energy, NP Resources and IPR Energy Partners, Mr. Baribault served as Vice President, Supervisor and Petroleum Engineering Consultant with Netherland, Sewell & Associates, Inc. in their Dallas office from 1990 to 2002. Mr. Baribault began his professional career as a reservoir engineer with Exxon Company in 1985 in the New Orleans Eastern Division Office. Mr. Baribault received his Bachelor of Science degree in Petroleum Engineering from Louisiana State University in 1985 and is a Licensed Professional Engineer in the State of Texas.

Qualifications:

Mr. Baribault provides valuable insight to our Board on our drilling, completions and reservoir engineering operations, as well as growth strategies, midstream operations and administration.

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PROPOSAL 1

MR. TIMOTHY E. PARKER	Former Portfolio Manager and Analyst—Natural Resources, T. Rowe Price & Associates	Class III

Lead Independent Director

Director since: 2018

Independent: Yes

Age: 48

Committees:

•  Capital Markets and Finance (Chair)

•  Audit

•  Environmental, Social and Corporate Governance

•  Executive

•  Prospect

•  Strategic Planning and Compensation

Biographical Information:

Mr. Parker was appointed to the Board in 2018, serves as lead independent director and is chair of the Board’s Capital Markets and Finance Committee. Mr. Parker currently serves as a contractor in charge of research for Brightworks Wealth Management, LLC. Mr. Parker retired in 2017 as Portfolio Manager and Analyst—Natural Resources for T. Rowe Price & Associates. Mr. Parker joined T. Rowe Price in 2001 as an equity analyst before becoming a portfolio manager in 2010. He managed the New Era fund from 2010 to 2013 and managed the energy and natural resources portions of T. Rowe Price’s Small Cap Value, Small Cap Stock and New Horizons funds from 2013 to 2017. Prior to joining T. Rowe Price, Mr. Parker was an investment banking analyst at Robert W. Baird & Co., Inc. Mr. Parker holds a Bachelor of Science degree in Commerce from the University of Virginia and a Master of Business Administration degree from the Darden School of Graduate Business (University of Virginia).

Qualifications: Mr. Parker’s experience with a large institutional shareholder and his extensive familiarity with the capital markets provide the Company with valuable insight.

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PROPOSAL 1

MS. SHELLEY F. APPEL	ESG Coordinator and Special Board Advisor, Matador Resources Company	Class II

Director Nominee Independent: No Age: 33

Biographical Information:

Ms. Appel was retained to serve as Matador’s Environmental, Social and Governance Coordinator in January 2021. In that role, Ms. Appel was the primary author of the Company’s inaugural sustainability report published in 2021 and our sustainability report published in 2022. In October 2022, Ms. Appel was appointed to also serve as a Special Advisor to the Board. Following her graduation from business school at the University of Chicago, Ms. Appel joined Royal Dutch Shell PLC in August 2017 in the Mergers & Acquisitions group, where she served as a manager with responsibility for financial analysis—including valuation, structuring, negotiation and due diligence—for over $18 billion of acquisition and divestment opportunities. In December 2019, Ms. Appel was promoted to Senior Investor Relations Officer. In this role, Ms. Appel had responsibility for Shell’s global Upstream business narrative. She also served as an authorized spokesperson for Shell at investor meetings and conferences and managed relationships with North America-based investors and research analysts. Following graduation from Yale and prior to attending the University of Chicago, Ms. Appel began her career at the parent company of the New York Stock Exchange, NYSE Euronext, as a business analyst in its Corporate Strategy group. She participated in the evaluation and implementation of its $11 billion merger with the Intercontinental Exchange Group and continued in the Corporate Strategy group of the combined company until June 2015. Ms. Appel holds a Bachelor of Arts degree, with honors, in Cognitive Science from Yale University and a Master of Business Administration degree from the Booth School of Business (University of Chicago). Ms. Appel served as Co-Chair of the Energy Group while attending the University of Chicago.

Qualifications:

Ms. Appel’s extensive knowledge and experience with the Company’s Environmental, Social and Governance initiatives and investor relations experience provides the Board valuable insight and leadership on these matters.

Vote Required

The affirmative vote of a majority of the votes cast by holders of shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required for the election of each nominee for director. With respect to the election of directors in an uncontested election, such as that being held at the Annual Meeting, “majority of the votes cast” means the number of votes cast “for” such nominee exceeds the number of votes cast “against” such nominee. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

The Board of Directors recommends that you vote FOR each of the nominees.

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PROPOSAL 1

Directors Continuing in Office

Biographical information for our directors who are continuing in office is provided below.

MR. R. GAINES BATY	CEO, R. Gaines Baty Associates, Inc.	Class II

Deputy Lead Independent Director

Director since: 2016

Independent: Yes

Age: 72

Committees:

•  Strategic Planning and Compensation (Chair)

•  Executive

•  Environmental, Social and Corporate Governance

•  Nominating

Biographical Information:

Mr. Baty was appointed to the Board in 2016. He serves as deputy lead independent director and is chair of the Board’s Strategic Planning and Compensation Committee. Mr. Baty is CEO of R. Gaines Baty Associates, Inc., a leading executive search firm he founded in 1982 after working with the IBM Corporation. With over 30 years of experience, Mr. Baty has provided companies across the country and in a variety of industries with executive search and advisory services. Mr. Baty has served as a two-term President of the Society of Executive Recruiting Consultants and a two-term President of the Independent Recruiter Group. Mr. Baty is also a published author. Mr. Baty received a Bachelor of Business Administration degree from Texas Tech University, where he was a football team letterman, captain and, later, graduate assistant coach.

Qualifications:

Mr. Baty’s experience and expertise in executive leadership and development provide our Board with an important and unique perspective on these matters, and Mr. Baty assists the Board and the Company with recruitment, board administration, compensation and growth strategies.

MR. WILLIAM M. BYERLEY	Retired Partner, PricewaterhouseCoopers LLP (PwC)	Class I

Director Director since: 2016 Independent: Yes Age: 69 Committees: • Audit (Chair) • Environmental, Social and Corporate Governance • Marketing and Midstream

Biographical Information:

Mr. Byerley was appointed to the Board in 2016 and is chair of the Board’s Audit Committee. Mr. Byerley retired from PricewaterhouseCoopers LLP (PwC) in 2014. From 1988 through 2014, Mr. Byerley was a Partner with PwC, serving as an Assurance Partner on various audit engagements primarily for energy sector clients. From 1988 through 1990, Mr. Byerley served in the PwC National Office Accounting Services Group. Mr. Byerley received a Bachelor of Business Administration degree in 1975 and a Master of Business Administration degree in 1976, both from Southern Methodist University. He is a licensed Certified Public Accountant.

Qualifications:

Mr. Byerley’s extensive experience in public accounting and longtime service to energy sector clients of PwC provide the Board with invaluable financial and accounting expertise, particularly for oil and natural gas companies, strong accounting and financial oversight and general industry knowledge.

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PROPOSAL 1

MS. MONIKA U. EHRMAN	Charles J. and Inez Wright Murray Distinguished Visiting Professor of Law, Southern Methodist University Dedman School of Law	Class I

Director

Director since: 2019

Independent: Yes

Age: 45

Committees:

•  Marketing and Midstream (Co-Chair)

•  Environmental, Social and Corporate Governance

•  Executive

•  Nominating

•  Operations and Engineering

•  Prospect

•  Strategic Planning and Compensation

Biographical Information:

Professor Ehrman was appointed to the Board in 2019 and is co-chair of the Board’s Marketing and Midstream Committee. She is the Charles J. and Inez Wright Murray Distinguished Visiting Professor of Law, Southern Methodist University Dedman School of Law, where she will join as Professor of Law in the Fall of 2023. Prior to joining SMU, she worked at the University of North Texas at Dallas and at the University of Oklahoma College of Law (OU). At OU, she was Professor of Law, where she led the energy and natural resources program and served as the Faculty Director of the Oil & Gas, Natural Resources, and Energy Center. While at OU, she taught in the J.D. and graduate programs at the College of Law and in the Executive Energy Management Program at the Price College of Business. Professor Ehrman joined the University of Oklahoma College of Law in 2013 as Associate Professor of Law. Prior to teaching, she served as in-house legal counsel for two oil and natural gas companies from 2008 to 2012 and as an associate oil and natural gas attorney at an international law firm from 2005 to 2008. Before law school, Professor Ehrman worked as a petroleum engineer in the upstream, midstream and pipeline sectors of the energy industry. In addition to serving on various oil and natural gas law committees, she also served as an Editor of the Oil and Gas Reporter for the Institute for Energy Law. Professor Ehrman received her Bachelor of Science degree in Petroleum Engineering from the University of Alberta; J.D. from Southern Methodist University Dedman School of Law; and Master of Laws degree from Yale Law School. She is currently the Secretary for the Section on Natural Resources & Energy Law for the Association of American Law Schools, and she is on the Editorial Board of the Journal of World Energy Law & Business (published by Oxford University Press). She previously served as Treasurer and was on the Executive Committee of the Foundation for Natural Resources and Energy Law.

Qualifications: Professor Ehrman provides valuable insight to our Board on our engineering and midstream operations as well as legal and governance matters.

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PROPOSAL 1

MR. JAMES M. HOWARD	Retired Trustee, Private Family Trust	Class II

Director Director since: 2021 Independent: Yes Age: 72 Committees: • Marketing and Midstream (Co-Chair) • Audit • Capital Markets and Finance • Environmental, Social and Corporate Governance

Biographical Information:

Mr. Howard was appointed to the Board in 2021 and is co-chair of the Board’s Marketing and Midstream Committee. He retired in March 2020 from his long-time role as a trustee of a private family trust in Houston, Texas where, since 1999, he exercised sole responsibility for all trust assets and actions. The trust was comprised of over 40 privately held limited partnerships, limited liability companies and public market positions in various asset classes and sectors. From 2000 to 2020, Mr. Howard also served as trustee of a private secondary trust with a different mix of assets than the primary family trust. Prior to his work as a trustee, he served as Vice President of Texon, L.P. from 1996 to 2000, marketing all crude oil, condensate and liquefied petroleum gas for the company and its public utility joint venture partner. From 1986 to 1996, he served as Vice President of Tripetrol Oil Trading, Inc., through which he also served on the New York Mercantile Exchange (NYMEX) Crude Oil Advisory Committee. Mr. Howard previously served in other trading positions at various Houston-based trading and petroleum companies from 1975 to 1986. He received a Bachelor of Arts degree from Florida Presbyterian College and a Master of International Management degree from Thunderbird School of International Management.

Qualifications:

Mr. Howard’s petroleum marketing and trading experience provide the Company with valuable insight, particularly with respect to its marketing activities and the operations of San Mateo.

MS. JULIA P. FORRESTER ROGERS	Professor of Law, Southern Methodist University Dedman School of Law	Class I

Director Director since: 2017 Independent: Yes Age: 63 Committees: • Environmental, Social and Corporate Governance (Chair) • Audit • Capital Markets and Finance

Biographical Information:

Professor Rogers was appointed to the Board in 2017 and is chair of the Board’s Environmental, Social and Corporate Governance Committee. Professor Rogers is a Professor of Law at Southern Methodist University Dedman School of Law where she has been a member of the faculty since 1990, teaching and serving in various administrative positions. From 2015 through 2018, Professor Rogers served the university as Associate Provost for Student Academic Services, overseeing International Student and Scholar Services, Study Abroad, the Center for Academic Development of Student Athletes, the President’s Scholars Program and the Hunt Scholars Program, among others. She served as Dean ad interim of the Dedman School of Law from June 2013 through June 2014 and as Associate Dean for Academic Affairs for the 1995-1996 academic year. Before beginning her academic career at SMU, Professor Rogers practiced law with Thompson & Knight LLP. Professor Rogers holds a Bachelor of Science degree in Electrical Engineering from The University of Texas at Austin, graduating with highest honors, and a law degree from The University of Texas School of Law, graduating with high honors. She is a member of the Order of the Coif, and she received the highest score on the Texas bar exam following her graduation. More recently, she was elected as a member of the American Law Institute.

Qualifications: Professor Rogers’ academic, administrative and legal experience provide our Board with a unique perspective on the Company’s business, operations and corporate governance.

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PROPOSAL 1

MR. KENNETH L. STEWART	Retired EVP, Compliance and Legal Affairs, Children’s Health System of Texas	Class I

Director

Director since: 2017

Independent: Yes

Age: 69

Committees:

•  Nominating (Chair)

•  Capital Markets and Finance

•  Environmental, Social and Corporate Governance

•  Executive

•  Strategic Planning and Compensation

Biographical Information:

Mr. Stewart was appointed to the Board in 2017 and is chair of the Board’s Nominating Committee and the Shareholder Advisory Committee for Board Nominations. Mr. Stewart was most recently employed as Executive Vice President, Compliance and Legal Affairs, for Children’s Health System of Texas, a position that he began on January 1, 2019 and from which he retired on January 2, 2021. During the time of his employment, Children’s Health System of Texas and its affiliates constituted one of the 10 largest pediatric hospital systems in the United States. Previously, effective December 31, 2018, Mr. Stewart retired from Norton Rose Fulbright US LLP, which constitutes the United States operations of Norton Rose Fulbright, an international legal practice, which then had over 3,700 legal professionals in over 50 cities worldwide. At the time of his retirement, Mr. Stewart was a Partner with Norton Rose Fulbright and held the position of Chair—United States. Mr. Stewart began his legal career with Fulbright & Jaworski LLP, the predecessor to Norton Rose Fulbright US LLP, and previously held at differing times positions of Global Chair of the international organization, Managing Partner of the United States region and Partner-in-Charge of the Dallas office. Prior to entering into full-time management for his firm in 2012, he engaged in a domestic and international transactional legal practice, focusing principally on merger, acquisition, financing and joint venture activities for both public and privately-held entities. Mr. Stewart has extensive experience representing and advising companies and their executive officers and boards of directors engaged in oil and natural gas exploration and midstream activities. Since his retirement from Norton Rose Fulbright, Mr. Stewart has acted, and from time to time continues to act, on a limited basis as an independent contractor senior business consultant to family offices for which he provided services during his legal career. Mr. Stewart graduated from the University of Arkansas School of Business in 1976 with a Bachelor of Science in Business Administration degree in Accounting and was licensed as a Certified Public Accountant in Texas in 1981 (certificate now on non-practice status). He graduated with honors from Vanderbilt Law School in 1979 and was a member of the Order of the Coif. Mr. Stewart has been active in numerous civic and professional organizations in the Dallas area in the past, including among others, the Dallas Regional Chamber, The Center for American and International Law and the Dallas Citizens Council.

Qualifications:

Mr. Stewart’s extensive experience representing public companies, and particularly oil and natural gas companies, along with his years of management experience, provide our Board with important legal, corporate governance and leadership insight.

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CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

The business affairs of Matador are managed under the direction of the Board in accordance with the Texas Business Organizations Code, the Company’s Amended and Restated Certificate of Formation (the “Certificate of Formation”) and its Amended and Restated Bylaws (the “Bylaws”), each as amended to date. The Board has adopted Corporate Governance Guidelines, which are reviewed annually by the Environmental, Social and Corporate Governance Committee of the Board. The Company has a Code of Ethics and Business Conduct for Officers, Directors and Employees (“Code of Ethics”), which is applicable to all officers, directors and employees of the Company. The Company intends to post any amendments to, and may post any waivers of, its Code of Ethics on the Company’s website to the extent applicable to an executive officer or a director of the Company. The Corporate Governance Guidelines and the Code of Ethics are available on the Company’s website at www.matadorresources.com under the heading “Investor Relations—Corporate Governance.”

The Board holds regular and special meetings and spends such time on the affairs of the Company as its duties require. During 2022, the Board held eight meetings. The Board also meets regularly in non-management executive sessions in accordance with NYSE regulations. The Corporate Governance Guidelines provide that one of the Company’s independent directors should serve as lead independent director at any time when the chief executive officer serves as the chairman of the board. The lead independent director presides over executive sessions of the non-management directors and the independent members of the Board (the “Independent Board”), serves as a liaison between the chairman and the independent directors and performs such additional duties as the Board may otherwise determine and delegate. Because Mr. Foran serves as Chairman of the Board and Chief Executive Officer, our independent directors have appointed Mr. Parker to serve as lead independent director and Mr. Baty to serve as deputy lead independent director. In 2022, all incumbent directors of the Company attended at least 75% of the meetings of the Board and the committees on which they served. It is our policy that each of our directors is expected to attend annual meetings of shareholders, except if unusual circumstances make attendance impractical. All of our directors attended the 2022 Annual Meeting.

Independence of Directors

The Board makes all determinations with respect to director independence in accordance with the NYSE listing standards and the rules and regulations promulgated by the SEC. The actual determination of whether a director is independent is made by the Board on a case-by-case basis.

In connection with its preparation for the Annual Meeting, the Board undertook its annual review of director independence and considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. In making its determination, the Board applied the NYSE listing standards and SEC rules and regulations.

The Board reviewed the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. After this review, our Board determined that eight of our nine current directors are “independent directors” as defined under the rules of the SEC and the NYSE: Mmes. Ehrman and Rogers and Messrs. Baribault, Baty, Byerley, Howard, Parker and Stewart. In addition, Ms. Appel, who is a nominee to serve on the Board, is the daughter of Mr. Foran and would not be considered an “independent director” as defined under the rules of the SEC and the NYSE if she is elected to the Board at the 2023 Annual Meeting. No member of or nominee for our Board other than Ms. Appel and Mr. Foran has a family relationship with any executive officer or other members of our Board.

Majority Vote in Director Elections

On December 21, 2016, the Board amended the Bylaws to implement a majority voting standard in uncontested director elections. Pursuant to the Bylaws, in an election of directors at a meeting of shareholders at which a quorum is present, (i) if the number of nominees exceeds the number of directors to be elected (a “contested election”), directors shall be elected by a plurality of the votes cast by the holders of shares present in person or

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CORPORATE GOVERNANCE

represented by proxy and entitled to vote on the election of directors at such meeting and (ii) in an election of directors that is not a contested election (an “uncontested election”), such as that being held at the Annual Meeting, directors shall be elected by a majority of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors at such meeting. For purposes of the Bylaws, in an uncontested election, a “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Prior to the amendment of the Bylaws, directors were elected by a plurality of the votes cast, whether or not the election was a contested election.

In connection with the amendment to the Bylaws, the Board approved and adopted an amendment to the Company’s Corporate Governance Guidelines to implement a resignation policy for directors who fail to receive the required number of votes in an uncontested election in accordance with the Bylaws. Pursuant to the Corporate Governance Guidelines, as amended, in an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election (a “majority against vote”) shall promptly tender his or her resignation following certification of the shareholder vote.

The Nominating Committee shall promptly consider the resignation offer and a range of possible responses based on the circumstances that led to the majority against vote, if known, and make a recommendation to the Board concerning whether to accept or reject such resignation. The Board shall act on the Nominating Committee’s recommendation and publicly disclose its decision with respect to such resignation offer within 90 days following certification of the shareholder vote. The resignation, if accepted by the Board, will be effective at the time specified by the Board when it determines to accept the resignation, which effective time may be deferred until a replacement director is identified and appointed to the Board.

Board Leadership Structure

Mr. Foran serves as Chairman of the Board and Chief Executive Officer of the Company. As stated in the Corporate Governance Guidelines, the Board does not believe that the offices of Chairman of the Board and Chief Executive Officer must be separate. The members of the Board possess experience and unique knowledge of the challenges and opportunities the Company faces. They are, therefore, in the best position to evaluate the current and future needs of the Company and to judge how the capabilities of the directors and senior managers can be most effectively organized to meet those needs. Given Mr. Foran’s deep knowledge of the Company and experience in leading it, the Board currently believes that the most effective leadership structure for the Company is to have Mr. Foran serve as Chairman of the Board and Chief Executive Officer.

Upon Ms. Appel’s election to the Board, eight of our ten directors will be independent under the rules of the SEC and the NYSE. After considering the recommendations of our Strategic Planning and Compensation Committee, the independent directors determine Mr. Foran’s compensation. Further, the Company has five standing committees, a lead independent director (Mr. Parker) and a deputy lead independent director (Mr. Baty). The Board believes that each of these measures counterbalances any risk that may exist in having Mr. Foran serve as Chairman of the Board and Chief Executive Officer. For these reasons, the Board believes that this leadership structure is effective for the Company.

As lead independent director, Mr. Parker has the following roles and responsibilities:

•	chairs the executive sessions of the non-management and independent directors;

•	leads the independent directors in the evaluation of the Chief Executive Officer;

•	facilitates communication among the independent directors; and

•	acts as a liaison between the independent directors and the Chief Executive Officer.

Mr. Parker, as lead independent director, may also perform such other duties as the Board or the Environmental, Social and Corporate Governance Committee from time to time may assign, which may include, but are not limited to, the following:

•	help develop Board agendas and ensure critical issues are included;

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CORPORATE GOVERNANCE

•	determine quality, quantity and timeliness of information from management;

•	make recommendations about retaining consultants or advisors for the Board;

•	interview Board candidates;

•	oversee Board and director evaluations; and

•	help improve communications and processes by and between management and the Board and the Chief Executive Officer.

Mr. Baty, as deputy lead independent director, may also carry out the above duties in the absence of or at the direction of Mr. Parker, as lead independent director.

Board Committees

The standing committees of the Board are the Audit Committee, Environmental, Social and Corporate Governance Committee, Executive Committee, Nominating Committee and Strategic Planning and Compensation Committee. The Board has also established the following advisory committees: Capital Markets and Finance Committee, Marketing and Midstream Committee, Operations and Engineering Committee and Prospect Committee. Each of the standing committees is governed by a charter, and a copy of the charters of each of these committees is available on the Company’s website at www.matadorresources.com under the heading “Investor Relations—Corporate Governance.” Director membership of all of our standing and advisory committees is identified below, as of April 12, 2023.

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CORPORATE GOVERNANCE

We anticipate that Ms. Appel will be appointed to the Capital Markets and Finance Committee following the 2023 Annual Meeting.

Audit Committee

The Audit Committee assists the Board in monitoring:

•	the integrity of our financial statements and disclosures;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditor;

•	the performance of our internal audit function and our independent auditor; and

•	our internal control systems.

In addition, the Audit Committee is charged with the (i) review of compliance with our Code of Ethics and (ii) oversight of the Company’s guidelines and policies to govern the process by which risk assessment and risk management are undertaken by management, including with respect to corporate governance, financial, accounting, operational, environmental, health and safety, regulatory and cybersecurity risks.

As of April 12, 2023, the Audit Committee consisted of Ms. Rogers and Messrs. Baribault, Byerley, Howard and Parker, each of whom is independent under the rules of the SEC and the NYSE. Mr. Byerley is the chair of the Audit Committee. SEC rules require a public company to disclose whether or not its audit committee has an “audit committee financial expert” as defined by applicable SEC rules and regulations. Our Board has determined that each of Messrs. Byerley and Parker is an “audit committee financial expert.” During 2022, the Audit Committee met four times.

Environmental, Social and Corporate Governance Committee

The Environmental, Social and Corporate Governance Committee is responsible for periodically reviewing and assessing our Corporate Governance Guidelines and Code of Ethics and making recommendations for changes thereto to the Board, reviewing any other matters related to our corporate governance, unless the authority to conduct such review has been retained by the Board or delegated to another committee, and overseeing the process for evaluation of the Board and management. The Environmental, Social and Corporate Governance Committee (formerly the Corporate Governance Committee), in conjunction with the Company’s Chief Executive Officer, also oversees and makes recommendations to the Board regarding sustainability matters relevant to the Company’s operations, including ESG-related matters.

As of April 12, 2023, the Environmental, Social and Corporate Governance Committee consisted of Mmes. Ehrman and Rogers and Messrs. Baty, Byerley, Howard, Parker and Stewart, each of whom is independent under the rules of the SEC and the NYSE. Ms. Rogers is the chair of the Environmental, Social and Corporate Governance Committee. During 2022, the Environmental, Social and Corporate Governance Committee met four times.

Executive Committee

The Executive Committee has authority to discharge all the responsibilities of the Board in the management of the business and affairs of the Company, except where action of the full Board is required by statute or by our Certificate of Formation or Bylaws, each as amended to date. As of April 12, 2023, the Executive Committee consisted of Ms. Ehrman and Messrs. Foran, Baribault, Baty, Parker and Stewart. Mr. Foran is the chair of the Executive Committee. During 2022, the Executive Committee did not meet.

Nominating Committee

The Nominating Committee has the following responsibilities:

•	identifies and recommends to the Board individuals qualified to be nominated for election to the Board consistent with criteria approved by the Board; and

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CORPORATE GOVERNANCE

•	recommends to the Board the members and chair of each committee of the Board.

Pursuant to the Nominating Committee charter, no director may serve on the Nominating Committee if such director is subject to re-election to the Board at the next annual meeting of shareholders.

As of April 12, 2023, the Nominating Committee consisted of Ms. Ehrman and Messrs. Baty and Stewart, each of whom is independent under the rules of the SEC and the NYSE. Mr. Stewart is the chair of the Nominating Committee. During 2022, the Nominating Committee met five times.

The Board has also established a Shareholder Advisory Committee for Board Nominations (the “Advisory Committee”) that is charged with receiving and considering possible nominees for election to the Board by shareholders. Pursuant to the Advisory Committee charter, this committee is comprised of eight to 12 persons selected by the Nominating Committee and consists of at least:

•	two members of the Nominating Committee;

•	two former members of or special advisors to the Board;

•

two shareholders who beneficially own Common Stock having a market value of at least $1.0 million (such value to be based on the market value of the Common Stock immediately prior to designation of such shareholders to the Advisory Committee); and

•	two shareholders who have beneficially owned Common Stock continuously for at least the five years prior to such shareholder’s designation to the Advisory Committee.

The current members of the Advisory Committee are Ms. Ehrman and Mr. Stewart and Messrs. Craig T. Burkert, J. Barry Banker, Joe E. Coleman, Walter Fister, Robert Garrett, Kevin M. Grevey, David E. Lancaster, Bobby K. Pickard and George M. Yates. Mr. Stewart is the chair of the Advisory Committee.

The Advisory Committee makes recommendations based on its conclusions to the Nominating Committee for its consideration and review.

The Nominating Committee and the Advisory Committee consider individuals recommended by the Company’s shareholders to serve on the Board in accordance with the advance notice provisions of the Bylaws and the applicable rules and regulations of the SEC and the NYSE. In considering candidates submitted by shareholders, the Advisory Committee and the Nominating Committee take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Advisory Committee and the Nominating Committee, a shareholder must submit the recommendation in writing and must include the following information:

•

The name and address of the shareholder, evidence of the person’s ownership of Common Stock or derivatives, including the number of shares owned, a description of all arrangements or understandings regarding the right to vote shares of the Company, any short interest in any security of the Company, any rights to dividends that are separated or separable from the underlying shares, any proportionate interest in shares or derivatives held by a general or limited partnership whereby the shareholder is a general partner or beneficially owns an interest in the general partner, any performance-related fees (other than an asset-based fee) that the shareholder is entitled to based on any change in the value of the shares or derivatives, any other information relating to the shareholder that would be required to be disclosed in connection with solicitations of proxies for the election of directors in a contested election and a statement whether or not the shareholder will deliver a proxy to shareholders; and

•

The name, age and business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, the person’s consent to be a director if selected by the Nominating Committee, nominated by the Board and elected by the shareholders and any other information that would be required to be disclosed in solicitations of proxies for the election of directors.

The shareholder recommendation and information described above, and in more detail in our Bylaws, must be sent to the Corporate Secretary at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240 and must be received by the Corporate Secretary not fewer than 45 nor more than 75 days prior to the one year

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CORPORATE GOVERNANCE

anniversary date of the date the Company’s proxy statement was mailed in connection with the previous year’s annual meeting of shareholders.

The Nominating Committee believes that a potential director of the Company must demonstrate that such candidate has:

•	relevant knowledge and a depth and diversity of background and experience at the policy-making level in business, government or education;

•	a balance of the business interest and experience of the incumbent or nominated directors;

•	availability and willingness to devote adequate time to Board duties;

•	any unfilled expertise needed on the Board or one of its committees;

•	ability to make independent analytical, probing and other inquiries;

•	personal qualities of leadership, character, judgment and a reputation in the community at large of integrity, trust, respect, competence and adherence to the highest ethical standards;

•	willingness to exercise independent judgment while remaining willing to listen and learn from the other directors and the Company’s staff; and

•	financial independence to ensure such candidate will not be financially dependent on director compensation.

In the case of an incumbent director, the Nominating Committee will also consider such director’s past performance on the Board.

The Nominating Committee or the Advisory Committee may identify potential nominees by asking, from time to time, current directors and executive officers for their recommendation of persons meeting the criteria described above who might be available to serve on the Board. The Nominating Committee or the Advisory Committee may also engage firms that specialize in identifying director candidates. As described above, the Nominating Committee and Advisory Committee will also consider candidates recommended by shareholders. Ms. Appel, a nominee at the 2023 Annual Meeting, was recommended to serve on our Board by Mr. Stewart.

Once a person has been identified by the Nominating Committee or the Advisory Committee as a potential candidate, the Nominating Committee or the Advisory Committee will make an initial determination regarding the need for additional Board members to fill vacancies or expand the size of the Board. If the Nominating Committee or the Advisory Committee determines that additional consideration is warranted, the Nominating Committee or the Advisory Committee will review such information and conduct interviews as it deems necessary to fully evaluate each director candidate. In addition to the qualifications of a candidate, the Nominating Committee or the Advisory Committee will consider such relevant factors as it deems appropriate, including the current composition of the Board, the evaluations of other prospective nominees and the need for any required expertise on the Board or one of its committees. The Nominating Committee or the Advisory Committee also contemplates multiple dynamics that promote and advance diversity among the members of the Board. Although the Nominating Committee does not have a formal diversity policy, the Nominating Committee considers a number of factors regarding diversity of personal and professional backgrounds, gender, race, age, specialized skills and acumen and breadth of experience in oil and natural gas exploration and production, midstream and marketing, executive leadership, accounting, finance or law. The Nominating Committee does not discriminate based upon race, religion, gender, national origin, age, disability, citizenship or any other legally protected status. The Nominating Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a shareholder.

Strategic Planning and Compensation Committee

The Strategic Planning and Compensation Committee (the “Compensation Committee”) has the following responsibilities:

•	assists the Board and the Independent Board in the discharge of their fiduciary responsibilities relating to the fair and competitive compensation of our executive officers;

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•	provides overall guidance with respect to the establishment, maintenance and administration of our compensation programs, including stock and benefit plans;

•	oversees and advises the Board and the Independent Board on the adoption of policies that govern our compensation programs;

•

recommends to the Board the strategic, tactical and performance goals of the Company, including those performance and tactical goals that relate to performance-based compensation, including but not limited to goals for production, reserves, cash flows and shareholder value;

•	in conjunction with the Company’s CEO, oversees management succession planning; and

•

produces and approves the annual Compensation Committee Report on executive compensation for inclusion in the Company’s Annual Report on Form 10-K and/or annual proxy statement in accordance with applicable rules and regulations of the SEC and the NYSE.

The Compensation Committee has the authority to form and delegate authority and responsibilities to subcommittees of its members, so long as any subcommittee consists of at least two members of the Compensation Committee.

As of April 12, 2023, the Compensation Committee consisted of Ms. Ehrman and Messrs. Baribault, Baty, Parker and Stewart, each of whom is independent under the rules of the SEC and the NYSE and a “non-employee director” pursuant to Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Mr. Baty is the chair of the Compensation Committee. During 2022, the Compensation Committee met six times.

Capital Markets and Finance Committee

The Capital Markets and Finance Committee provides oversight of the Company’s financial objectives, financial policies, capital structure and financing requirements. As of April 12, 2023, the members of the Capital Markets and Finance Committee were Ms. Rogers and Messrs. Foran, Howard, Parker and Stewart. Mr. Parker is the chair of the Capital Markets and Finance Committee. We anticipate that Ms. Appel will be appointed to the Capital Markets and Finance Committee following the 2023 Annual Meeting.

Marketing and Midstream Committee

The Marketing and Midstream Committee provides oversight of the Company’s marketing and midstream activities, projects, joint ventures and plans. As of April 12, 2023, the members of the Marketing and Midstream Committee were Ms. Ehrman and Messrs. Byerley and Howard. Ms. Ehrman and Mr. Howard serve as co-chairs of the Marketing and Midstream Committee.

Operations and Engineering Committee

The Operations and Engineering Committee provides oversight of the development of our prospects, our drilling, completions and production operations and associated costs. In addition, the Operations and Engineering Committee provides oversight of the amount and classifications of our reserves and the design of our completion techniques and hydraulic fracturing operations and various other reservoir engineering matters. As of April 12, 2023, the members of the Operations and Engineering Committee were Ms. Ehrman and Messrs. Baribault and Foran. Mr. Baribault is the chair of the Operations and Engineering Committee.

Prospect Committee

The Prospect Committee provides oversight of the technical analysis, evaluation and selection of our oil and natural gas prospects. As of April 12, 2023, the members of the Prospect Committee were Ms. Ehrman and Messrs. Baribault, Foran and Parker. Mr. Baribault is the chair of the Prospect Committee.

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Board’s Role in Risk Oversight

The Audit Committee has the responsibility to oversee the Company’s guidelines and policies to govern the process by which risk assessment and risk management are undertaken by management, including with respect to corporate governance, financial, accounting, operational, environmental, health and safety, regulatory and cybersecurity risks. In connection with the Audit Committee’s oversight responsibility, executive management briefs the Audit Committee on a quarterly basis on risks faced by the Company. Under the Audit Committee’s oversight, management maintains a commercial insurance program for the Company’s benefit covering casualty, property, workers’ compensation, well operations and cybersecurity risks, among others. The Compensation Committee has the responsibility to oversee that our incentive pay does not encourage unnecessary risk taking and to review and discuss the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

Environmental, Social and Governance (ESG) Initiatives

Affirmation of Our Commitment

At Matador, we are committed to creating long-term value in a responsible manner. This commitment extends across our operations and includes a dedication to excellence with respect to environmental, social and governance (ESG) matters. Our guiding focus on good stewardship is reflected in our Code of Ethics and in our Corporate Governance Guidelines, which are reviewed annually by the Environmental, Social and Corporate Governance Committee of the Board. See “Corporate Governance” on page 21 for additional information.

Oversight and Coordination of ESG Efforts

The Board and senior management understand the importance of ESG matters and of supporting the Company’s ongoing efforts in this area. Matador’s senior management and full Board receive regular updates on our ESG efforts and engage with us to pursue continuous improvement in this area.

The Environmental, Social and Corporate Governance Committee leads the Board’s oversight of Matador’s sustainability practices. In conjunction with senior management, the committee has direct accountability to review and evaluate sustainability practices, risks and strategies and to make recommendations to the full Board regarding sustainability matters.

The Audit Committee also has responsibility through its role overseeing risk assessment and risk management processes, including with respect to operational, environmental, health and safety and regulatory risks.

Progress in Enhancing ESG Reporting

In continuing to raise the profile of the Company’s ongoing ESG-related initiatives externally, we recognize the growing value to stakeholders of consistent and comparable ESG disclosures. In early 2021, we retained Ms. Appel to conduct a review of industry ESG reporting practices and to serve as a dedicated single-focal point for our various ESG efforts.

In May 2021, Matador published sustainability metrics aligned with standards developed by the Sustainability Accounting Standards Board (SASB), and in July 2021, Matador published an update providing supplemental information to the Company’s initial report on these SASB-aligned ESG metrics.

In December 2022, Matador issued its annual Sustainability Report, which was first issued in December 2021. This report highlights Matador’s continued progress and improvements in its operating practices, including the quantitative metrics aligned with the SASB standards noted above, and should provide Matador’s stakeholders and interested parties with a standardized platform for evaluating the Company’s recent performance and future progress. Matador’s annual Sustainability Report, including the SASB-aligned sustainability metrics, is available on the Company’s website at www.matadorresources.com/sustainability. Information included in our Sustainability Report or otherwise included on our website is not incorporated into this Proxy Statement.

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Ongoing Shareholder Engagement

In 2022 and early 2023, members of our Board and management team had conversations with a number of investors regarding our business and our investors’ priorities, consistent with Matador’s regular practice. In addition, members of our management team attended seven investor conferences, hosted 14 roadshows and participated in various investor presentation events and calls. Feedback from these conversations was shared with the Board and served as a valuable input to the enhanced ESG disclosures that we made over the last year. We appreciate the relationship building that results from cultivating these open dialogues and remain committed to engaging shareholders regularly.

ESG Performance Highlights

Highlights from the Company’s 2022 ESG initiatives are shown below.(1)

Environmental

Continued Reduction of Per-Barrel Emissions(2)

•  More than 80% reduction in flaring emissions intensity from 2019 to 2022

•  More than 60% reduction in methane emissions intensity from 2019 to 2022

•  More than 40% reduction in direct greenhouse gas emissions intensity from 2019 to 2022

Increased Use of Non-Fresh Water, Including Recycled Water	• Over 95% of the total water consumed in 2022 was non-fresh water(3) • Over 70% of operated wells completed in 2022 utilized recycled produced water(4)

Increased Transportation by Pipeline	• 99% of operated produced water transported by pipeline in 2022 • 89% of operated produced oil transported by pipeline in 2022

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[1]

The sustainability metrics included herein have been calculated using the best information available to the Company at the time of the preparation of this proxy statement. The data utilized in calculating such metrics is subject to certain reporting rules, regulatory reviews, definitions, calculation of methodologies, estimates, adjustments and other factors. As a result, these metrics are subject to change from time to time as updated or other information becomes available. The metrics provided reflect both Matador’s gross operated exploration and production operations and San Mateo’s gross operated midstream operations on a consolidated basis, except where otherwise noted.

[2]	Emissions and flared volumes are calculated in accordance with Environmental Protection Agency standards and reflect only Matador’s gross operated exploration and production volumes.
[3]

Fresh water is defined as <1,000 mg/L total dissolved solids and includes Matador’s gross operated volumes for hydraulic fracturing and completions operations, as well as estimates for Matador’s other operations.

[4]	As some portion of the total fluid used for hydraulic fracturing operations.

Social

Maintaining Commitment to a Proactive Safety Culture	• Zero employee lost time incidents during approximately 3.3 million employee man-hours from 2017 to 2022

Investing in Human Capital	• Provided approximately 16,000 hours of employee continuing education, equating to approximately 50 hours per employee in 2022

Supporting Military Veterans	• Congressional Medal of Honor Foundation • Michael E. Thornton Foundation

Supporting Communities & Charities Where We Live, Work, and Operate	• Continued donations of food to the North Texas Food Bank and of toys to the Sheriff’s Offices and Courthouses in New Mexico’s Eddy and Lea Counties in 2022

Governance

Diverse and Independent Board Composition	• Lead independent director • Eight of nine independent directors • One minority and two female directors • Female membership since inception of predecessor company in 1988

Engaged Board of Directors with Majority Voting Standard	• No “overboarding” • Shareholder Advisory Committee for Board Nominations

Active Stakeholder Engagement	• Shareholder outreach program, including discussion of compensation, governance, social, safety and environmental practices and disclosures

Strategic Planning and Compensation Committee Interlocks and Insider Participation

Ms. Ehrman and Messrs. Baribault, Baty, Parker and Stewart served on the Compensation Committee during 2022. None of these individuals is or was previously one of our officers or employees. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or the Compensation Committee. No member of our Board serves as an executive officer of a company in which one of our executive officers serves as a member of the board of directors or

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compensation committee of that company. There were no compensation committee interlocks during 2022. Mr. Baribault’s sister-in-law is an employee of the Company. For more information on this related person transaction, see “Transactions with Related Persons.”

Communications with Directors

The Board has established a process to receive communications from shareholders and other interested parties by mail. Shareholders and other interested parties may contact any member of the Board, any Board committee or the entire Board. To communicate with the Board, any individual director or any committee, correspondence should be addressed to “c/o Corporate Secretary” at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240. Shareholders should mark the envelope containing any such communication as “Shareholder Communication with Directors” and clearly identify the intended recipient or recipients of the communication. The Corporate Secretary will review and forward correspondence to the appropriate person or persons as expeditiously as reasonably practicable. However, any such communication will not be forwarded if it does not fall within the scope of matters generally considered by the Board or otherwise fails to comply with the requirements of any applicable policy adopted by the Board relating to the subject matter of communications.

Any communications to the Company from one of the Company’s officers or directors will not be considered “shareholder communications.” Communications to the Company from one of the Company’s employees or agents will only be considered “shareholder communications” if they are made solely in such employee’s or agent’s capacity as a shareholder. Any shareholder proposal submitted pursuant to Rule 14a-8 promulgated under the Exchange Act will not be viewed as “shareholder communications.”

Executive Officers and Other Senior Officers of the Company

The following table sets forth the names, ages and positions of our executive officers and certain of our other senior officers at April 12, 2023:

Name	Age	Positions Held With Us

Executive Officers

Joseph Wm. Foran	70	Chairman of the Board and Chief Executive Officer

Billy E. Goodwin	65	President—Operations

Van H. Singleton, II	45	President—Land, Acquisitions & Divestitures and Planning

Craig N. Adams	56	Executive Vice President, Co-Chief Operating Officer, Chief of Staff and Corporate Secretary

G. Gregg Krug	62	Executive Vice President—Marketing & Midstream Strategy

Brian J. Willey	46	Chief Financial Officer, President of Midstream Operations and Executive Vice President

W. Thomas Elsener	38	Executive Vice President—Reservoir Engineering and Senior Asset Manager

Other Senior Officers

Christopher P. Calvert	44	Executive Vice President and Co-Chief Operating Officer

Bryan A. Erman	45	Executive Vice President and General Counsel and Head of M&A

Michael D. Frenzel	41	Executive Vice President and Treasurer

Edmund L. Frost, III	48	Executive Vice President of Geosciences

Robert T. Macalik	44	Executive Vice President and Chief Accounting Officer

Glenn W. Stetson	38	Executive Vice President—Production

Jonathan J. Filbert	36	Senior Vice President—Land

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Each of Matthew V. Hairford, who served as President during 2022, and David E. Lancaster, who served as Executive Vice President and Chief Financial Officer during 2022, retired effective March 31, 2022. From March 31, 2022 to February 16, 2023, Mr. Frenzel served as the Company’s principal financial officer.

On February 16, 2023, Mr. Willey was promoted to Chief Financial Officer, President of Midstream Operations and Executive Vice President and assumed the role of principal financial officer as of this same date.

The following biographies describe the business experience of our executive officers and the senior officers listed above. Each officer serves at the discretion of our Board. There are no family relationships among any of our executive officers.

Executive Officers

Mr. Joseph Wm. Foran

Chairman of the Board and Chief Executive Officer	Please see the biography of Mr. Foran on page 13 of this Proxy Statement.

Mr. Billy E. Goodwin

President—Operations	Mr. Goodwin joined Matador Resources Company in July 2010 as Drilling Manager. In September 2013 he was named Vice President of Drilling. He was promoted to Senior Vice President—Operations in February 2016 and to Executive Vice President and Head of Operations in August 2017. He assumed the role of Executive Vice President and Chief Operating Officer—Drilling, Completions & Production in April 2019 and became Matador’s President—Operations in March 2022. He was previously with Samson Resources, a company he joined in 2001 to supervise the drilling of underbalanced multilateral horizontal wells. In his roles as Senior Drilling Engineer and Area Drilling Manager for Samson, Mr. Goodwin engineered and managed operations in the Permian Basin, South Texas, East Texas, Mid-Continent and Gulf Coast areas. Mr. Goodwin worked with Conoco, Inc. before joining Samson. He began his career in 1985 in Conoco’s production department before joining the drilling department in 1989. Mr. Goodwin has diverse horizontal operational experience both onshore and offshore, and both domestically and internationally, including in the Middle East, Southeast Asia and South America. Throughout his career, Mr. Goodwin has developed underbalanced drilling, managed pressure drilling and drill-in casing techniques for normal and geo-pressured environments. Mr. Goodwin received a Bachelor of Science degree in Petroleum Engineering Technology from Oklahoma State University in 1984. He is a member of the Society of Petroleum Engineers and the American Association of Drilling Engineers. Mr. Goodwin served in the United States Marine Corps.

Mr. Van H. Singleton, II

President—Land, Acquisitions & Divestitures and Planning	Mr. Singleton joined Matador Resources Company in August 2007 as a Landman and was promoted to Senior Staff Landman in 2009 and then to General Land Manager in 2011. In September 2013, Mr. Singleton became Vice President of Land, and he was promoted to Executive Vice President of Land in February 2015. He became the Company’s President—Land, Acquisitions & Divestitures and Planning in March 2022. Prior to joining Matador, Mr. Singleton founded and was President of VanBrannon and Associates, LLC and Southern Escrow and Title of Mississippi, LLC from 1998 to 2003, which provided full-spectrum land title work and title insurance in Mississippi, Louisiana, Texas and Arkansas. From 2003 until joining Matador in 2007, he served as general manager of his family’s real estate brokerage in Houston, Texas. Mr. Singleton received a Bachelor of Arts degree from the University of Mississippi in 2000. He is an active member of the American Association of Professional Landmen, the New Mexico Landman Association, the Permian Basin Landman Association and the Dallas Association of Petroleum Landmen.

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Mr. Craig N. Adams

Executive Vice President, Co-Chief Operating Officer, Chief of Staff and Corporate Secretary

Mr. Adams joined Matador Resources Company in September 2012 as its Vice President and General Counsel. In July 2013, Mr. Adams was promoted to Executive Vice President—Land and Legal and became Executive Vice President—Land, Legal & Administration in June 2015. He assumed the role of Executive Vice President and Chief Operating Officer—Land, Legal & Administration in April 2019, and became Executive Vice President, Co-Chief Operating Officer, Chief of Staff and Corporate Secretary in March 2022. Before joining Matador Resources Company, Mr. Adams was a partner with Baker Botts L.L.P. from March 2001 to September 2012 where he focused his practice on securities, mergers and acquisitions and corporate governance matters. He was a partner with Thompson & Knight L.L.P. from January 1999 to February 2001 and an associate from September 1992 to December 1998. Mr. Adams received a Bachelor of Business Administration degree in Finance from Southern Methodist University in 1988 and his law degree in 1992 from Texas Tech University School of Law, where he graduated magna cum laude and was a member of the Order of the Coif and a Comment Editor on the Texas Tech Law Review. In 2018, he was named D CEO Magazine’s Outstanding General Counsel—Midsize Legal Department.

Mr. G. Gregg Krug

Executive Vice President—Marketing and Midstream Strategy	Mr. Krug joined Matador Resources Company in April 2012 as its Marketing Manager. In September 2013 he was named Vice President of Marketing for the Company and Vice President of Longwood Gathering & Disposal Systems, LP, and he was promoted to Senior Vice President—Marketing and Midstream in February 2016. He was promoted to Executive Vice President—Marketing and Midstream Strategy in April 2019. He has overall responsibility for Matador’s marketing activities of its oil and natural gas, as well as responsibility for all business aspects for Longwood Gathering & Disposal Systems, LP. Previously, Mr. Krug was with Unit Petroleum Company, an exploration and production company based in Tulsa, Oklahoma, as Marketing Manager, having joined in 2006. He and his staff were responsible for marketing, gas measurement, contract administration and production reporting in their core areas of Oklahoma, the Texas Panhandle, East Texas and Northwestern Louisiana. From 2005 to 2006, Mr. Krug served as Marketing Manager with Matador Resources Company. From 2000 to 2005, Mr. Krug served as Gas Scheduling Supervisor with Samson Resources in Tulsa, Oklahoma where he and his staff were responsible for scheduling natural gas sales as well as procurement of natural gas supply on Samson-owned gathering systems. From 1983 to 2000, Mr. Krug served with The Williams Companies in various capacities including in the Kansas Hugoton Field in Ulysses, Kansas and Tulsa, Oklahoma for Williams Natural Gas Pipeline and on the trading floor in Tulsa, Oklahoma for Williams Energy Services Company. Mr. Krug received a Bachelor of Business Administration degree from Oklahoma City University in 1996.

Mr. Brian J. Willey

Chief Financial Officer, President of Midstream Operations and Executive Vice President	In February 2023, Mr. Willey was promoted to Chief Financial Officer, President of Midstream Operations and Executive Vice President. He also serves as President of San Mateo Midstream, LLC, the Company’s midstream joint venture. Mr. Willey joined Matador Resources Company in February 2014 as its Deputy General Counsel. In January 2016, Mr. Willey was appointed as Co-General Counsel, and in August 2016, he was promoted to Vice President and Co-General Counsel. Mr. Willey became Senior Vice President and Co-General Counsel in July 2018, and in March 2022, he was promoted to President of San Mateo and Senior Vice President, President and General Counsel of Midstream. In October 2022, Mr. Willey was promoted to President and General Counsel of Midstream Operations and Executive Vice President. Prior to joining Matador, Mr. Willey was an attorney with Dean Foods Company where he most recently served as Vice President, Chief Counsel – Corporate. Before Dean Foods, Mr. Willey served as a senior associate in the Dallas office of Baker Botts L.L.P. Mr. Willey’s practice focused on corporate matters, including mergers and acquisitions, public and private securities offerings, venture capital transactions and SEC compliance matters as well as board of director and corporate governance matters. Mr. Willey received a Bachelor of Science degree in Accounting in 2002 from Brigham Young University. He received his law degree in 2005 from The University of Texas School of Law, where he graduated with High Honors and was a member of the Order of the Coif in addition to being named a Chancellor and an Associate Editor on the Texas Law Review. Mr. Willey also served a church mission in the Philippines from 1995 to 1997.

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Mr. W. Thomas Elsener

Executive Vice President—Reservoir Engineering and Senior Asset Manager	Mr. Elsener joined Matador Resources Company in April 2013 as an Engineer. In June 2017, he was promoted to Vice President—Engineering and Asset Manager, and he was promoted to Senior Vice President—Reservoir Engineering and Senior Asset Manager in October 2019. In March 2022, Mr. Elsener became a member of Matador’s new, diverse and highly experienced financial planning team supporting the CFO and the finance team. Mr. Elsener was named Executive Vice President—Reservoir Engineering and Senior Asset Manager in April 2022. Prior to joining Matador, Mr. Elsener served in various engineering roles at Encana Oil & Gas (USA) in Dallas, Texas from 2007 to 2013, including reservoir, completions, drilling, business development and new ventures. While at Encana, Mr. Elsener was involved with the exploration and development of assets in the Barnett shale, Deep Bossier, Haynesville shale and other new domestic ventures. Mr. Elsener received a Bachelor of Science degree in Petroleum Engineering from Texas A&M University in 2007. He is a member of the Society of Petroleum Engineers.

Other Senior Officers

Mr. Christopher P. Calvert

Executive Vice President and Co-Chief Operating Officer	Mr. Calvert joined Matador Resources Company in October 2014 as a Senior Completions Engineer. In July 2018, he was named Vice President of Completions for the Company, and he was promoted to Senior Vice President—Operations in October 2019. In March 2022, he became a member of Matador’s new, diverse and highly experienced financial planning team supporting the CFO and the finance team. Mr. Calvert was promoted to Senior Vice President and Co-Chief Operating Officer in April 2022. In February 2023, Mr. Calvert was promoted to Executive Vice President and Co-Chief Operating Officer. Prior to joining Matador, Mr. Calvert worked as a Staff Reservoir Engineer in Chesapeake Energy Corporation’s South Texas—Eagle Ford group focusing on A&D evaluations and production and completions optimization. At Chesapeake, Mr. Calvert also held roles as a Senior Asset Manager responsible for completions and operations in the Niobrara Shale, a Senior Completions Engineer responsible for Bakken/Three Forks development and a Senior Operations Engineer focused on production and facility optimization on the Texas Gulf Coast. Prior to Chesapeake, Mr. Calvert worked as an Operations Engineer for Williams Production Company. In addition to his oil and natural gas industry experience, Mr. Calvert has worked in corporate financial controls as an internal Sarbanes-Oxley compliance auditor. Mr. Calvert received Bachelor of Science degrees in Finance and Petroleum Engineering from the University of Wyoming in 2002 and 2008, respectively. He is a member of the Society of Petroleum Engineers.

Mr. Bryan A. Erman

Executive Vice President and General Counsel and Head of M&A	Mr. Erman joined Matador Resources Company in January 2016 as its Co-General Counsel. In August 2016, Mr. Erman was promoted to Vice President and Co-General Counsel. He became Senior Vice President and Co-General Counsel in July 2018. In March 2022, Mr. Erman became Senior Vice President and General Counsel and in October 2022, Mr. Erman was promoted to Executive Vice President and General Counsel and Head of M&A. Prior to joining Matador, Mr. Erman was a Partner at Carrington, Coleman, Sloman & Blumenthal, L.L.P. in Dallas, having joined the firm in 2010. From 2003 to 2010, he was an associate in the Dallas and Washington, D.C. offices of Baker Botts L.L.P. Mr. Erman’s practice focused on litigation matters, including oil and natural gas, securities and other commercial litigation, as well as corporate governance matters. Before attending law school, Mr. Erman worked for Oklahoma Governor Frank Keating. Mr. Erman received a Bachelor of Arts degree in Political Science in 1999 from the University of Oklahoma. He received his law degree in 2003 from Southern Methodist University Dedman School of Law, where he graduated cum laude and was a Hatton W. Sumners Scholar, a member of the Order of the Coif and an Articles Editor on the SMU Law Review.

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Mr. Michael D. Frenzel

Executive Vice President and Treasurer	Mr. Frenzel was named Executive Vice President and Treasurer in April 2022. Mr. Frenzel’s responsibilities include treasury, financial planning and forecasting, budgeting, capital markets, hedging, financial reporting and investor relations, and he has served as the primary financial officer for San Mateo, Matador’s midstream joint venture, since San Mateo’s formation in 2017. In March 2022, Matador’s Board and CEO asked Mr. Frenzel to act as the Company’s principal financial officer until a new CFO was appointed in February 2023. Mr. Frenzel first worked for Matador’s predecessor company, Matador Petroleum Corporation, as an intern in the summers of 2000, 2001 and 2002. From 2006 to 2010, Mr. Frenzel worked as a Senior Financial Analyst before leaving to obtain his Masters of Business Administration degree in 2010 from Duke University’s Fuqua School of Business. Mr. Frenzel rejoined Matador in 2013 as its Senior Strategy and Financial Analyst and Assistant Treasurer and was promoted to Finance Director and Assistant Treasurer in January 2017. In August 2018, Mr. Frenzel was promoted to Vice President and Treasurer. Mr. Frenzel was promoted to Senior Vice President and Treasurer in October 2020. Before rejoining Matador in 2013, Mr. Frenzel worked as an Investment Associate for Hamm Capital, LLC and as a Financial Analyst and Assistant to the CEO at Continental Resources. In addition to his energy industry experience, Mr. Frenzel also has consulting experience with Deloitte Consulting LLP. Mr. Frenzel graduated summa cum laude from Vanderbilt University in 2004, receiving a Bachelor of Arts degree in Economics and Mathematics, and earned the designation of Fuqua Scholar while receiving a Master of Business Administration degree from Duke University’s Fuqua School of Business in 2012.

Dr. Edmund L. Frost III

Executive Vice President of Geosciences	Dr. Frost joined Matador Resources Company in August 2014 as a Senior Geologist and in July 2015 was promoted to Chief Geologist. In June 2017, he was promoted to Vice President of Geosciences, and in July 2019, Dr. Frost was promoted to Senior Vice President of Geosciences. In February 2023, Dr. Frost was promoted to Executive Vice President of Geosciences. Prior to joining the Company, Dr. Frost worked at the Bureau of Economic Geology at The University of Texas at Austin as a Research Associate, a role he began in 2011. While at The University of Texas, his research focused on unconventional resource development in the Delaware Basin and in the Austin Chalk-Eagle Ford system. Dr. Frost began his career in the Subsurface Technology Group at ConocoPhillips in 2007, where he worked a variety of international and domestic basins. Dr. Frost received a Bachelor of Science degree in Geology from the University of Colorado at Boulder in 1998 and a PhD degree in Geology in 2007 from The University of Texas at Austin. Dr. Frost has authored several peer-reviewed papers, conducted multiple industry presentations and led a number of industry field trips in the Delaware Basin.

Mr. Robert T. Macalik

Executive Vice President and Chief Accounting Officer	Mr. Macalik joined Matador Resources Company in July 2015 as Vice President and Chief Accounting Officer. He was promoted to Senior Vice President and Chief Accounting Officer in November 2017. In March 2022, Mr. Macalik became a member of Matador’s new, diverse and highly experienced financial planning team supporting the CFO and the finance team. Mr. Macalik was named Executive Vice President and Chief Accounting Officer in April 2022. Prior to joining Matador, from 2012 to 2015, Mr. Macalik worked at Pioneer Natural Resources Company as Corporate Controller and, previously, as Director of Technical Accounting and Financial Reporting. At Pioneer, Mr. Macalik supervised corporate accounting and financial reporting functions. Prior to joining Pioneer, he was a Senior Manager with PricewaterhouseCoopers (PwC), joining the public accounting firm in 2002. During his tenure with PwC, Mr. Macalik conducted and managed audits for various companies, primarily public companies in the oil and natural gas industry, and managed numerous client relationships. Mr. Macalik received a Bachelor of Arts degree in History, a Bachelor of Business Administration degree and a Master of Professional Accounting degree all from The University of Texas at Austin in 2002. He is a licensed Certified Public Accountant in the State of Texas.

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Mr. Glenn W. Stetson

Executive Vice President—Production	Mr. Stetson joined Matador Resources Company in August 2014 as a Production Engineer, and in July 2015, he was promoted to Asset Manager. Mr. Stetson was promoted to the role of Vice President and Asset Manager in July 2018 and to Senior Vice President of Production and Asset Manager in October 2019. In March 2022, Mr. Stetson became a member of Matador’s new, diverse and highly experienced financial planning team supporting the CFO and the finance team. Mr. Stetson was promoted to the role of Executive Vice President—Production in April 2022. Prior to joining Matador, Mr. Stetson worked at Chesapeake Energy Corporation from 2008 to 2014, holding multiple positions in both the production and completions departments. Most of his time at Chesapeake was spent in the Barnett shale in North Texas, although he also spent some time working in northern Pennsylvania managing the northeast portion of Chesapeake’s Marcellus shale operated production. Mr. Stetson graduated Cum Laude from Oklahoma State University in 2007, receiving a Bachelor of Science degree in Mechanical Engineering Technology. Mr. Stetson is a Licensed Professional Engineer in the State of Oklahoma.

Mr. Jonathan J. Filbert

Senior Vice President— Land	Mr. Filbert joined Matador Resources Company in February 2013 as a Senior Staff Landman. In April 2015, he was promoted to General Land Manager, and in December 2017, he was promoted to General Land Manager and Director of Acquisitions. Mr. Filbert was promoted to the role of Vice President of Land in July 2018 before being promoted to his current role as Senior Vice President—Land in October 2020. Prior to joining Matador, Mr. Filbert worked as a landman at Chesapeake Energy Corporation from 2010 to 2013. Most of his time at Chesapeake was spent working with the new ventures team on their Utica and Marcellus shale assets in Ohio and northern Pennsylvania. Mr. Filbert graduated from the University of Oklahoma in 2010, receiving a Bachelor of Business Administration degree in Energy Management and Finance. He is an active member of the American Association of Professional Landmen, the New Mexico Landman Association, the Permian Basin Landman Association and the Dallas Association of Petroleum Landmen.

36        Matador Resources Company  |  2023 Proxy Statement

PROPOSAL 2

PROPOSAL 2 | ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act, the Company seeks a non-binding advisory vote from its shareholders to approve the compensation of its Named Executive Officers (as defined below) as described in this Proxy Statement.

As discussed under the “Executive Compensation—Compensation Discussion and Analysis” section of this Proxy Statement (“CD&A”), we made significant changes to our executive compensation program in 2020 in response to the COVID-19 pandemic and the sudden decline in oil prices. As commodity prices improved in 2021, we shifted our executive compensation program to more closely resemble our 2019 executive compensation program prior to the decline in oil prices in 2020 and the COVID-19 pandemic. As such, our executive officers received increases in their base salary, increases in the grant date fair values for long-term equity awards and annual cash bonuses for 2021 and 2022. These changes to our compensation program in 2021 and 2022 corresponded to our performance as the Company’s stock price hit a low of $1.11 in March 2020 and then recovered to close at $36.92 on December 31, 2021 and continued to increase to close at $57.24 on December 30, 2022.

We believe the Company’s future success and the ability to create long-term value for our shareholders depends on our ability to attract, retain and motivate highly qualified individuals in the oil and natural gas industry. Additionally, we believe that our success also depends on the continued contributions of our Named Executive Officers. The Company’s compensation system plays a significant role in its ability to attract, motivate and retain a high-quality workforce. As described in the CD&A, the Company’s compensation program for Named Executive Officers is designed to reward, in both the short term and the long term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and achievement of our objectives.

This proposal provides shareholders the opportunity to endorse or not endorse the Company’s executive compensation program through approval of the following resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The above-referenced CD&A and accompanying disclosures appear on pages 42-64 of this Proxy Statement.

Because this is an advisory vote, it will not be binding upon the Board. However, the Compensation Committee and the Independent Board will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this resolution on a non-binding basis. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the effect as a vote cast against the proposal. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will have no effect upon the outcome of the vote.

During our 2018 Annual Meeting, our shareholders approved a non-binding, advisory proposal to hold advisory votes to approve our executive compensation every year. In consideration of the results of this advisory vote, the Board has maintained its policy of providing for annual advisory votes to approve executive compensation. Unless the Board modifies this policy, the next advisory vote to approve executive compensation following this vote will be held at our 2024 Annual Meeting.

The Board of Directors recommends that you vote FOR approval of this resolution.

2023 Proxy Statement  |  Matador Resources Company        37

PROPOSAL 3

PROPOSAL 3 | RATIFICATION OF THE APPOINTMENT OF KPMG LLP

The Audit Committee has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm of the Company for the year ending December 31, 2023, and the Board has directed that such appointment be submitted to our shareholders for ratification at the Annual Meeting.

The Audit Committee concluded that KPMG’s provision of non-audit services, such as tax services, does not compromise KPMG’s independence.

If the shareholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so.

The Company has been advised that representatives of KPMG will be present at the Annual Meeting and will be available to respond to appropriate questions and make a statement if they desire to do so.

Fees of Independent Registered Public Accounting Firm for Fiscal Years 2022 and 2021

The following table presents fees for professional audit services rendered by KPMG for the audit of the Company’s annual financial statements for the years ended December 31, 2022 and 2021, and fees for other services rendered by KPMG during those periods:

	2022	2021

Audit fees	$1,615,000	$1,487,000

Audit-related fees	—	—

Tax fees	$170,000	—

All other fees	—	—

Total	$1,785,000	$1,487,000

Services rendered by KPMG in connection with the fees presented above were as follows:

Audit Fees

For fiscal year 2022, audit fees consisted of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal control over financial reporting, required reviews of our quarterly condensed consolidated financial statements and consultation on significant accounting matters. Audit fees also included fees paid to KPMG by San Mateo for the audit of their 2022 financial statements.

For fiscal year 2021, audit fees consisted of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal control over financial reporting, required reviews of our quarterly condensed consolidated financial statements and consultation on significant accounting matters. Audit fees also included fees paid to KPMG by San Mateo for the audit of its 2021 financial statements.

Audit-Related Fees

We did not incur any audit-related fees in 2022 or 2021.

Tax Fees

Tax fees for fiscal year 2022 related to permitted tax planning services. We did not incur any fees for tax advice, planning or other services in 2021.

38        Matador Resources Company  |  2023 Proxy Statement

PROPOSAL 3

All Other Fees

We did not incur any other fees in 2022 or 2021.

The Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has authorized the chair of the Audit Committee to pre-approve audit and permissible non-audit services provided by KPMG up to $750,000. Pursuant to this delegation, the decisions of the chair must be presented to the Audit Committee at its next meeting.

Report of the Audit Committee

We are a standing committee comprised of independent directors as currently defined by SEC regulations and the applicable listing standards of the NYSE. The Board has determined that at least one of the members of the Audit Committee is an “audit committee financial expert” as defined by applicable SEC rules and regulations. We operate under a written charter adopted by the Board. A copy of the charter is available free of charge on the Company’s website at www.matadorresources.com under “Investor Relations—Corporate Governance.”

We annually select the Company’s independent registered public accounting firm. If the shareholders do not ratify the appointment of KPMG at the Annual Meeting, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board (the “PCAOB”) and issuing a report thereon. As provided in our charter, our responsibilities include the monitoring and oversight of these processes.

Consistent with our charter responsibilities, we have met and held discussions with management and the independent registered public accounting firm. In this context, management and the independent registered public accounting firm represented to us that the Company’s consolidated financial statements for the fiscal year ended December 31, 2022 were prepared in accordance with U.S. generally accepted accounting principles. We reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm and discussed with the independent registered public accounting firm matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The Company’s independent registered public accounting firm has also provided to us the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee, and we discussed with the independent registered public accounting firm that firm’s independence.

Based upon our reviews and discussions with management and the independent registered public accounting firm and our review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, we recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC.

Audit Committee,

William M. Byerley, Chair

Reynald A. Baribault

James M. Howard

Timothy E. Parker

Julia P. Forrester Rogers

2023 Proxy Statement  |  Matador Resources Company        39

PROPOSAL 3

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2023. If the shareholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so. Abstentions will have the effect as a vote cast against the proposal.

The Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2023.

40        Matador Resources Company  |  2023 Proxy Statement

LETTER TO SHAREHOLDERS

Dear Fellow Shareholders,

On behalf of the Board and the Compensation Committee, thank you for your continued support for Matador and entrusting us with your hard-earned capital. We are grateful for the opportunities that we have had to visit with many of you, and we look forward to getting to know more of our shareholders in the future.

The Board, management and staff are extremely pleased to celebrate with you another record year for Matador in 2022. We achieved operational and financial records across the board during 2022, including record production, net income, Adjusted EBITDA, net cash provided by operating activities and adjusted free cash flow. Additionally, as many of our officers have stepped into new opportunities with the growth of the Company and assumed additional responsibilities in connection with the retirement of our former president and our former chief financial officer, in 2022, we announced the promotion from within of two new presidents and a number of other executive and senior officers, showcasing the depth and talent of our people.

We were also committed to further return value to shareholders in 2022 and were pleased to increase our quarterly dividend multiple times. We began 2022 by paying a quarterly dividend of $0.05 per share in the first and second quarters of 2022, which was doubled to $0.10 per share in the third and fourth quarters of 2022. In December 2022, we announced that the Board had again amended the Company’s dividend policy, increasing the quarterly dividend by 50% to $0.15 per share. We also paid down debt and ended 2022 with a leverage ratio of 0.1x, the lowest since we became a public company in 2012.

In addition to achieving record results and returning value to shareholders, we also made significant progress in ESG-related initiatives and disclosures in 2022. Among other items, we reduced per-barrel emissions, increased our use of non-fresh water, including recycled water, and increased transportation of oil and water by pipeline. In addition, we were pleased to issue our annual Sustainability Report that highlighted Matador’s continued progress and improvements in its operating practices, including disclosure of quantitative metrics aligned with SASB.

Our Board has a “pay for performance” philosophy and recognizes the leadership of our executive officers in contributing to the Company’s achievements. The achievements outlined above have resulted in an over 50-fold increase in Matador’s stock price from a low of $1.11 in March 2020 to a closing price of $57.24 on December 30, 2022. As a Board, and as shareholders ourselves, we are grateful for the outstanding execution by Matador’s management and staff that led to such a remarkable increase in the Company’s stock price.

We look forward to ongoing dialogue with our shareholders and to demonstrating responsiveness to your feedback, including by continuing to improve our executive compensation program. We are honored to serve on your behalf and hope you will join us at the 2023 Annual Meeting of Shareholders.

Sincerely,

Timothy E. Parker	R. Gaines Baty
Lead Independent Director	Chair, Strategic Planning and Compensation Committee

2023 Proxy Statement  |  Matador Resources Company        41

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis, or CD&A, provides a general description of our compensation program and specific information about its various components for the following “Named Executive Officers” for 2022:

•	Joseph Wm. Foran, Chairman of the Board and Chief Executive Officer;

•	Billy E. Goodwin, President—Operations;

•	Van H. Singleton, II, President—Land, Acquisitions & Divestitures and Planning;

•	Craig N. Adams, Executive Vice President, Co-Chief Operating Officer, Chief of Staff and Corporate Secretary;

•	Michael D. Frenzel, Executive Vice President, Treasurer and Former Principal Financial Officer; and

•	David E. Lancaster, Former Executive Vice President and Chief Financial Officer;

Mr. Lancaster retired effective March 31, 2022 and Mr. Frenzel served as the Company’s principal financial officer from March 31, 2022 to February 16, 2023 and was also named Executive Vice President and Treasurer in April 2022. On February 16, 2023, Brian J. Willey was promoted to Chief Financial Officer, President of Midstream Operations and Executive Vice President and assumed the role of principal financial officer.

2022 Highlights

Despite the precipitous decline in global oil demand resulting from the worldwide spread of COVID-19 in 2020, which led to a very challenging oil and natural gas price environment, global oil demand and oil and natural gas prices improved significantly during 2021 and 2022. These factors, along with the successful execution of our business strategies, led to increases in our oil and natural gas production and proved oil and natural gas reserves in 2022, as well as to increases in our oil and natural gas revenues and cash flows. We also improved the capital efficiency of our drilling and completion operations and achieved several key operational milestones throughout the year. In addition, we achieved numerous key capital resources objectives during the year, including generating free cash flow, paying down borrowings, increasing our quarterly cash dividend and earning performance incentives from Five Point. Further, we concluded several important financing transactions in 2022, including increasing the borrowing base under our Credit Agreement and extending the maturity of and increasing the lender commitments under the San Mateo Credit Facility. San Mateo also achieved important milestones in 2022, including the addition of produced water disposal capacity and being awarded several new customer contracts. These achievements and transactions increased our operational flexibility and opportunities while preserving the strength of our balance sheet and our liquidity position.

42        Matador Resources Company  |  2023 Proxy Statement

EXECUTIVE COMPENSATION

Record Operational and Financial Results

The year ended December 31, 2022 was marked by record operational and financial results across the Company, including record total production, net income, Adjusted EBITDA, net cash provided by operating activities and adjusted Free Cash Flow. San Mateo also had a record year in 2022, including increased throughput volumes for natural gas gathering and processing, oil gathering and transportation and water handling, as well as record net income and record Adjusted EBITDA. The charts below show the five-year growth experienced by both our exploration and production business and our midstream business. As shown below, our third-party midstream services revenues have experienced significant growth since the formation of San Mateo in 2017.

For the year ended December 31, 2022, we achieved record oil, natural gas and average daily oil equivalent production. In 2022, we produced 21.9 million Bbl of oil, an increase of 23%, as compared to 17.8 million Bbl of oil produced in 2021. We also produced 99.3 Bcf of natural gas, an increase of 22% from 81.7 Bcf of natural gas produced in 2021. Our average daily oil equivalent production for the year ended December 31, 2022 was 105,465 BOE per day, including 60,119 Bbl of oil per day and 272.1 MMcf of natural gas per day, an increase of 22%, as compared to 86,176 BOE per day, including 48,876 Bbl of oil per day and 223.8 MMcf of natural gas per day, for the year ended December 31, 2021. The increase in oil and natural gas production was primarily attributable to our ongoing delineation and development drilling activities in the Delaware Basin throughout 2022, which offset declining production in the Eagle Ford shale. Oil production comprised 57% of our total production (using a conversion ratio of one Bbl of oil per six thousand cubic feet of natural gas) for each of the years ended December 31, 2022 and 2021.

During 2022, we achieved all five significant and important operational milestones in the Delaware Basin that we had set at the beginning of the year. These five operational milestones were each achieved when we turned to sales:

•

11 Voni wells, all of which were 2.3-mile laterals, in the western portion of the Stateline asset area in a staggered fashion in early 2022—these 11 Voni wells have produced in aggregate approximately 3.6 million BOE in 11 months of production;

•

the third group of nine Rodney Robinson wells in the western portion of our Antelope Ridge asset area in March 2022—these nine Rodney Robinson wells have produced in aggregate approximately 3.1 million BOE in 10 months of production;

•	11 Rustler Breaks wells in April 2022—these 11 wells have produced in aggregate approximately 2.6 million BOE in almost nine months of production;

•	16 Antelope Ridge wells in the second half of 2022—these 16 wells have produced in aggregate approximately 1.6 million BOE in 2022; and

•	12 Ranger wells in the fourth quarter of 2022.

2023 Proxy Statement  |  Matador Resources Company        43

EXECUTIVE COMPENSATION

In addition to achieving these five key operational milestones, further operational achievements in the Delaware Basin in 2022 included:

•

continued drilling of longer laterals, whereby 90% of the operated horizontal wells we turned to sales in 2022 had lateral lengths of two miles or greater, as compared to only 8% as recently as 2019; and

•

capital expenditures for drilling, completing and equipping wells (“D/C/E capital expenditures”) for 2022 of $772.5 million, which was at the low end of our revised estimated range for 2022 D/C/E capital expenditures of $765 to $835 million as provided on July 26, 2022 and affirmed on October 25, 2022, which included the addition of a seventh operated drilling rig in September 2022.

Capital Resources and Financing Highlights

In addition to record financial results, we returned value to shareholders through the generation of free cash flow, repayment of debt and multiple increases to our quarterly dividend. We also concluded several important financing transactions that preserved the strength of our balance sheet and improved our liquidity position.

Highlights of these value-generating items include:

•	The generation of free cash flow in all four quarters of 2022 by both Matador and San Mateo.

•	The repayment of all outstanding borrowings under our Credit Agreement, resulting in no outstanding borrowings under that facility at December 31, 2022.

•	The repurchase of an aggregate principal amount of $350.8 million of our outstanding 5.875% senior notes due 2026.

•

The amendments of our dividend policy in the second and fourth quarters of 2022, pursuant to which we increased the quarterly cash dividend from $0.05 per share of Common Stock to $0.15 per share of Common Stock.

•	The receipt of $28.3 million in performance incentives directly from Five Point in 2022.

44        Matador Resources Company  |  2023 Proxy Statement

EXECUTIVE COMPENSATION

•

The revision of our Credit Agreement at our spring and fall redetermination processes to collectively (i) increase the borrowing base to $2.25 billion, as compared to $1.35 billion at December 31, 2021, (ii) increase the elected borrowing commitment to $775.0 million, as compared to $700.0 million at December 31, 2021, (iii) reaffirm the maximum facility amount at $1.5 billion and (iv) add one new bank to our lending group.

•

The amendment of the San Mateo Credit Facility in December 2022 to (i) extend the maturity date by three years from December 2023 to December 2026, (ii) increase the lender commitments under the San Mateo Credit Facility from $450.0 million to $485.0 million, (iii) refresh the accordion feature that provides for potential increases in lender commitments to up to $735.0 million, as compared to $700.0 million previously, and (iv) add one new bank to San Mateo’s lending group.

ESG Highlights

During 2022, we also continued to improve our ESG performance and enhance our ESG disclosures. Among other items, our ESG achievements included the following:

•

The continued decrease in per-barrel emissions, including reduction in direct greenhouse gas emissions intensity from 2019 levels, increased use of non-fresh water, including recycled water, and increased transportation of oil and water by pipeline.

•

Approximately 16,000 hours of employee continuing education, equating to approximately 50 hours per employee in 2022, management’s focus on risk management and cybersecurity, including quarterly reports by executive management to the Audit Committee, and the absence of any recordable employee injuries.

•

The publishing of our annual Sustainability Report in December 2022, which provides Matador’s stakeholders and interested parties with a standardized platform for evaluating the Company’s recent performance and future progress.

Compensation Program Objectives

Our Board has a “pay for performance” philosophy and recognizes the leadership of our executive officers in contributing to the Company’s achievements. Our future success and the ability to create long-term value for our shareholders depend on our ability to attract, retain and motivate highly qualified individuals in the oil and natural gas industry. In furtherance of these goals, our executive compensation program is designed to meet the following key objectives:

•	to be fair to both the executive and the Company and be competitive with comparable positions at companies in our peer group;

•	to attract and retain talented and experienced executives in light of the intense competition for talent in our industry and areas of operation, including from peers and larger industry competitors;

•	to align the interests of our executives with the interests of our shareholders and with the performance of our Company for long-term value creation;

•	to provide financial incentives to our executives to achieve our key corporate and individual objectives with an appropriate mix of fixed and variable pay;

•	to foster a shared commitment among executives by coordinating their corporate and individual goals; and

•

to provide compensation that takes into consideration the education, professional experience, knowledge, commitment and dedication that is specific to each job and the unique qualities the executive possesses.

2022 Say-on-Pay Results

At our 2022 Annual Meeting, support for our executive compensation program remained strong at over 98%, suggesting that our shareholders remain supportive of the changes we implemented to our executive compensation program during 2021. The Compensation Committee took this support into account as one of many factors it considered in connection with the discharge of its responsibilities in exercising its judgment in establishing and overseeing our executive compensation arrangements throughout the year.

2023 Proxy Statement  |  Matador Resources Company        45

EXECUTIVE COMPENSATION

Compensation Program Best Practices

What We Do:		What We Don’t Do:

✓	We pay for performance—approximately 85% of our CEO’s target total compensation for 2022 was variable and at risk, with approximately 60.1% performance-based	×	We do not permit hedging of Company stock

✓	We maintain robust stock ownership guidelines for officers	×	We do not gross-up excise taxes for severance or change in control payments

✓	We engage an independent compensation consultant	×	We do not guarantee bonuses

✓	We use competitive benchmarking in setting compensation	×	We do not reprice stock options without shareholder approval

✓	We conduct annual risk assessments of compensation practices	×	We have no defined benefit or supplemental executive retirement plans

✓	We conduct regular shareholder engagement to gather feedback on compensation practices	×	We do not allow pledging of Company stock, except in limited circumstances

✓	We hold an annual say-on-pay vote	×	We do not pay dividends on phantom units, restricted stock units (“RSUs”) or performance stock units (“PSUs”)

Impact of COVID-19 and Related Items on Our Compensation Programs

2020 and 2021

The year 2020 was a challenging year. During the first quarter and through April 2020, the oil and natural gas industry witnessed an abrupt and significant decline in oil prices from $63 per Bbl in early January to as low as ($38) per Bbl in late April resulting from the worldwide spread of COVID-19 and a sudden, unexpected increase in global oil supply. In connection with such events, we implemented certain changes to our compensation program, including reductions in the base salary for our entire workforce, including our executive officers, to strengthen our balance sheet and further align the interests of our executive officers with our shareholders. Our executive officers’ 2020 equity grants also had a significantly lower grant date fair value than in 2019. In addition, although each of the Independent Board-approved metrics under our annual cash incentive plan (the “Cash Incentive Plan”) were met or exceeded, the Company’s executive officers and the Independent Board agreed that the executive officers would forego receiving any 2020 annual cash bonuses.

During the latter half of 2020 and through 2021, the oil and natural gas industry experienced improvement in commodity prices, as compared to mid-2020. In connection with this improvement, the price of our Common Stock increased from a low of $1.11 in March 2020 to close at $22.04 on March 1, 2021. As a result, after consulting with the Compensation Committee’s independent compensation consultant, Meridian Compensation Partners, LLC (“Meridian”), the Independent Board reinstated many of the compensation components that were eliminated or reduced during 2020 and implemented a compensation program during 2021 that was similar to the Company’s compensation program in 2019, prior to the decline in oil prices in 2020 and the COVID-19 pandemic. For example, the Board determined to reinstate our Named Executive Officers’ salaries to the pre-April 2020 levels and our Named Executive Officers also received increases in their base salaries effective May 1, 2021. In addition, the Independent Board awarded long-term incentive awards to our Named Executive Officers with increased grant date fair values compared to the awards received by the Named Executive Officers in 2020 but at targeted values commensurate with the long-term incentive awards granted in 2019. Unlike 2020, our Named Executive Officers also received bonuses pursuant to our Cash Incentive Plan in connection with the performance of the Company in 2021.

46        Matador Resources Company  |  2023 Proxy Statement

EXECUTIVE COMPENSATION

2022

During 2022, the oil and natural gas industry continued to strengthen, with prices for oil and natural gas averaging $94.38 per Bbl and $6.37 per MMBtu, respectively, over the year. Matador’s stock price continued to improve as well, closing at $57.24 per share at December 30, 2022. As such, our compensation program in 2022 did not materially differ from our compensation program in 2021. Mr. Foran’s total compensation for 2022 decreased approximately 1% as compared to his total compensation for 2021. Mr. Foran’s average annual total compensation for the three years ended December 31, 2022 was approximately $6.6 million.

Elements of 2022 Compensation Program

Our executive compensation program places a considerable amount of an executive’s compensation at risk in the form of incentive or equity-based compensation, which can be variable from year to year. We also seek to provide an appropriate balance between annual incentives and long-term incentives to ensure that each executive is motivated to consider longer-term Company performance in preference to short-term results.

For 2022, our management compensation program was comprised of the following primary elements:

2022 Element	Key Features	Why We Include This Element

Base Salary	• Fixed level of cash compensation	• Compensates each executive for his assigned responsibilities, experience, leadership and expected future contributions

Annual Cash Incentive Payments	• Variable, annual, performance-based cash compensation	• Focuses and motivates management to achieve key corporate and individual objectives • Rewards achievements over the prior year

Phantom Units(1)	• Approximately 50% of targeted total long-term equity award value • Vests ratably in annual installments over three years from grant date • Settles in cash

•  Directly aligns executive and shareholder interests by tying the cash received on settlement to the Company’s stock price

•  Retains executives over vesting period

•  Cash settlement avoids dilution of Common Stock

Performance Stock Units(1)

•  Approximately 50% of targeted total long-term equity award value

•  Vests between 0% and 200% following a three-year performance period ending December 31, 2024 based on the Company’s ranking of relative total shareholder return as compared to our peers

•  If absolute total shareholder return is negative, payout is capped at target (100%)

•  Focuses executives on the Company’s long-term performance as award is tied to the Company’s total shareholder return relative to the total shareholder return of its peers over a three-year performance period

•  Settlement in shares of the Company’s stock increases alignment between executives and shareholders

•  Retains executives over vesting period

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EXECUTIVE COMPENSATION

Severance and Change of Control Benefits	• Specified severance pay and benefits are provided under each Named Executive Officer’s employment agreement in connection with termination events, including after a change in control

•  Provides an incentive for executives to remain with the Company despite the uncertainties of a potential or actual change in control

•  Provides a measure of financial security in the event an executive’s employment is terminated without cause

Other Benefits	• Broad-based 401(k) retirement, employee stock purchase plan and health and welfare benefits offered to all eligible employees	• Provides market competitive benefits • Protects employees against catastrophic loss and encourages a healthy lifestyle

(1)

Mr. Frenzel was not serving as an executive officer in February 2022 when annual equity grants were approved. Mr. Frenzel’s long-term incentive compensation for 2022 included approximately 50% share-settled PSUs and approximately 50% service based restricted shares of Common Stock that vest in equal annual tranches over three years from grant.

Consistent with our compensation program objectives, we provide our executive officers with a significant portion of their total compensation in the form of variable, rather than fixed, compensation. Importantly, a significant portion of total compensation is also performance-based. The percentages shown below reflect each executive’s target compensation opportunity determined by the Compensation Committee and the Independent Board and do not reflect actual payments made to the executives for 2022.

(1)	Messrs. Frenzel and Lancaster omitted.

Role of the Independent Board, Compensation Committee and Management

The Compensation Committee annually evaluates each of the Company’s executive officers, including Mr. Foran, and recommends to the Independent Board the proposed compensation structure for each of the executives, including salary, equity and non-equity incentive compensation. Based on such recommendations, the Independent Board sets Mr. Foran’s compensation each year. Mr. Foran consults with and provides recommendations to the Compensation Committee and Independent Board regarding the compensation structure for each of the other Named Executive Officers. Based on the recommendations of the Compensation Committee and Mr. Foran, the Independent Board sets the other Named Executive Officers’ compensation each year. The members of the Independent Board are required to be independent pursuant to the listing standards of the NYSE and the rules and regulations promulgated by the SEC.

48        Matador Resources Company  |  2023 Proxy Statement

EXECUTIVE COMPENSATION

As part of their annual evaluations, the Compensation Committee:

•

conducts an analysis of the Company’s annual performance relative to any performance criteria or targets established under the Cash Incentive Plan and recommends to the Independent Board the amount of final annual cash incentive awards;

•

reviews and recommends the form of and number of shares to be awarded pursuant to long-term incentive compensation awards, including vesting terms, performance metrics, performance peer groups and other material provisions of such awards;

•	reviews executive officer compensation levels as compared to the Company’s peers;

•	reviews and recommends any employment agreement, severance agreement, change in control agreement or provision or separation agreement or amendment thereof; and

•	reviews and recommends any deferred compensation arrangement, retirement plan, other benefits and perquisites.

In addition, the Compensation Committee confirms at least annually that our compensation policies and practices do not encourage unnecessary risk taking and reviews the relationship between risk management, corporate strategy and executive compensation. The Compensation Committee considers, in establishing and reviewing our compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not and is not reasonably likely to have a material adverse effect on us. Many features of our program reflect sound risk management practices. Base salaries are fixed in amount and thus do not encourage risk taking. While annual cash incentive payments are tied to management’s achievements during the applicable fiscal year, they also take into account multiple performance criteria based on the executive’s individual performance and are within the discretion of the Independent Board, with payout limits for each participant. Thus, the Compensation Committee believes that our annual cash incentive awards appropriately balance risk and the desire to focus executives on specific short-term goals important to the Company’s success, and that they do not encourage unnecessary or excessive risk taking. In addition, the Compensation Committee believes that our equity compensation program provides an appropriate balance between the goals of increasing the price of our Common Stock and avoiding potential risks that could threaten our growth and stability due to the fact that the phantom units and PSUs vest over three years and the PSUs vest based on our relative total shareholder return, with an overall payout limit and a further limit if absolute total shareholder return is negative. We also maintain policies prohibiting hedging and pledging (except in limited circumstances) and stock ownership guidelines, which we believe further mitigate the potential for unnecessary or excessive risk taking.

In addition, pursuant to its charter, the Compensation Committee reviews and recommends to the Independent Board any proposals for the adoption, amendment, modification or termination of our incentive compensation, equity-based plans and non-equity based plans.

Role of the Independent Compensation Consultant

The Compensation Committee has engaged Meridian as its independent executive compensation advisory firm. Meridian provides assessments of the competitiveness of the Company’s executive compensation levels and practices relative to relevant executive labor markets and performs other tasks as requested by the Compensation Committee. For 2022, the Compensation Committee assessed the independence of Meridian pursuant to applicable SEC and NYSE rules and concluded that Meridian’s engagement by the Compensation Committee did not raise any conflicts of interest.

Use of Peer Group Market Data

Our independent compensation consultant benchmarks the pay levels of our officers against a group of competitor companies in the oil and natural gas exploration and production sector (the “Peer Group”). In connection with its annual review, the Compensation Committee and Independent Board adopted the following Peer Group in 2022, which was used in setting 2022 compensation levels:

Callon Petroleum Company Centennial Resources Coterra Energy Inc. Diamondback Energy Inc. Laredo Petroleum Inc.	Magnolia Oil & Gas Corp. Marathon Oil Corp. Ovintiv Inc. PDC Energy Inc. SM Energy Company

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EXECUTIVE COMPENSATION

In addition to considering companies in the oil and natural gas exploration and production sector, the Compensation Committee also considered company size characteristics such as assets, enterprise value and market value when approving the Peer Group. The Peer Group also includes certain companies with operations in the Permian Basin that face similar opportunities and challenges that we face. For 2022, the Compensation Committee replaced Cimarex Energy Co. with its successor, Coterra Energy, Inc., following Cimarex Energy’s business combination with Cabot Oil & Gas, now doing business as Coterra Energy. The Compensation Committee also removed Devon Energy Corp. and Oasis Petroleum, Inc. following the announcements of their respective business combinations with WPX Energy and Whiting Petroleum Corporation, and removed Pioneer Natural Resources Company in consideration of its market capitalization relative to that of the Company. The Compensation Committee added Centennial Resources, now doing business as Permian Resources following its business combination with Colgate Energy, to the 2022 Peer Group given its exploration and production activities in the Delaware Basin and comparable market capitalization. Additionally, the Compensation Committee added Magnolia Oil & Gas Corp. to the 2022 Peer Group given its comparable market capitalization and Laredo Petroleum Inc., now doing business as Vital Energy, given its exploration and production activities in the Permian Basin. As of December 31, 2022, the Peer Group had a median market capitalization of $5.7 billion, compared to the Company’s market capitalization of $6.8 billion at such date, placing the Company at the 65th percentile of the Peer Group.

The Peer Group is used by the Compensation Committee and the Independent Board in setting Named Executive Officer salaries, annual cash incentive award opportunities, long-term incentive awards and target total direct compensation levels. The Compensation Committee and Independent Board use this data to inform their pay decisions as one data point among many others, including Company performance, individual performance, experience and responsibilities, leadership and professional growth.

2022 Base Salaries

The Compensation Committee recommended, and the Independent Board approved, effective January 1, 2022, increases in base salary levels for the Named Executive Officers as set forth below.

Executive Officer	2021 Base Salary (as of Dec. 31)(1)	2022 Base Salary (as of Dec. 31)

Joseph Wm. Foran	$1,300,000	$1,350,000

Billy E. Goodwin	$725,000	$750,000

Van H. Singleton, II	$—	$750,000

Craig N. Adams	$725,000	$750,000

Michael D. Frenzel	$—	$450,000

David E. Lancaster	$725,000	$750,000	(2)

(1)	Information is not provided for Messrs. Singleton and Frenzel for 2021 as they were not Named Executive Officers in 2021.
(2)

Reflects Mr. Lancaster’s annual base salary prior to his retirement and transition to an advisor role effective March 31, 2022. For his compensation arrangement following such transition, see “Advisor Agreement” below.

The Independent Board determined that the base salary increases for each of the Named Executive Officers effective January 1, 2022 were warranted based upon each Named Executive Officer’s individual contributions to, among other items:

•	the Company’s operational performance during 2021, including record annual oil, natural gas and average daily oil equivalent production;

•	the Company’s financial performance during 2021;

•	the significant increase in the Company’s stock price during 2021, especially as compared to the spring of 2020;

•	the Company’s continued improvement in operational efficiencies;

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•	the Company’s continued focus on improvement in its ESG initiatives and disclosure of such initiatives;

•	the continued growth of the Company’s midstream business throughout 2021; and

•	certain Named Executive Officers’ assumption of additional responsibilities following the retirement of Messrs. Hairford and Lancaster.

2022 Annual Cash Incentive Compensation

The Company’s 2022 annual cash incentive compensation was awarded pursuant to the Cash Incentive Plan, which is designed to link executive decision making and performance with the Company’s goals, reinforce these goals and ensure the highest level of accountability for the success of the Company as a whole. The Cash Incentive Plan advances Company and shareholder interests by providing an additional means to (i) sustain and enhance the culture of personal commitment on the part of executives, select managers and key employees in the continued growth, development and financial success of the Company and (ii) encourage them to remain with, and devote their best efforts to, the Company. The Cash Incentive Plan provides for the granting of incentive compensation awards that may be paid to a participant upon satisfaction of specified performance goals for a particular performance period. In addition, the Cash Incentive Plan provides that the Compensation Committee and Independent Board may make adjustments for individual executive officers for exceptional performance and attainment of certain enumerated strategic goals (the “Discretionary Adjustment”).

Performance Goals

For 2022, the chair of the Compensation Committee met with Meridian and management to discuss potential criteria for the performance goals. Based on these meetings, the chair of the Compensation Committee proposed certain preliminary performance goal categories for consideration for 2022 to the full Compensation Committee. The Compensation Committee then met with management to review the proposed performance goal categories. As a result of these discussions, and upon the recommendation of the Compensation Committee, the Independent Board determined to use the following threshold, target and maximum performance goals for 2022, which were each achieved at or above the maximum level, as shown below:

2022 Performance Goals	Threshold	Target	Maximum	Actual Results	Assessment

Adjusted Free Cash Flow (millions)(1)	$800	$935	$1,100	$1,231	Exceeded maximum

Net Debt/Adjusted EBITDA(2)(3)(4)	0.55x	0.47x	0.40x	0.32x	Exceeded maximum

Total 2022 Shareholder Return vs. Peer Group	—	Upper 50%	Upper 25%	Upper 25%	Achieved maximum

Environmental, Social and Governance (ESG)(5)	—	—	—	—	—(6)

(1)

Adjusted Free Cash Flow is a non-GAAP financial measure included herein solely as a reference point under the Cash Incentive Plan. It is commonly used by similar companies in our industry. For a definition of Adjusted Free Cash Flow and a reconciliation of Adjusted Free Cash Flow to our net cash provided by operating activities, see Annex A to this Proxy Statement.

(2)

Adjusted EBITDA is a non-GAAP financial measure included herein solely as a reference point under the Cash Incentive Plan. It is commonly used by similar companies in our industry. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to Matador’s and San Mateo’s net income (loss) and net cash provided by operating activities, see Annex A to this Proxy Statement.

(3)

As a reference point under the Cash Incentive Plan, Net Debt as of December 31, 2022 is calculated as (i) $699.2 million in senior notes outstanding, plus (ii) $45.6 million in debt under the Credit Agreement, including outstanding borrowings and letters of credit, less (iii) $505.2 million in available cash.

(4)	Attributable to Matador Resources Company shareholders after giving effect to those values attributable to third-party non-controlling interests, including in San Mateo.
(5)

Based on a qualitative assessment of the Company’s overall progress in its ESG-related efforts, including with respect to enhancements to public disclosures, and a review of the Company’s performance in the areas of environmental stewardship, safety processes and procedures, training of personnel, risk management, cybersecurity and diversity and inclusion.

(6)

Among other items, the Compensation Committee and Independent Board noted the progress in enhancing ESG disclosure, including the publishing of the Company’s annual Sustainability Report, the reduction in direct greenhouse gas emissions intensity from 2019 levels, the number of training hours conducted by Company personnel, management’s focus on risk management and cybersecurity, including quarterly reports by executive management to the Audit Committee, and the absence of any recordable employee injuries.

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EXECUTIVE COMPENSATION

In addition to the 2022 performance goals outlined above, the Compensation Committee also considered certain discretionary factors in connection with the assessment of the performance of the Named Executive Officers during 2022. These other factors included:

•	percentage of oil production growth of 23%;

•	reserves growth of 356.7 MMBOE;

•	drilling and completions cost per foot of $879;

•	lease operating expenses per BOE of $4.08;

•	San Mateo Adjusted EBITDA (a non-GAAP financial measure) of $198.0 million; and

•	the completion of numerous quality acreage, mineral and midstream transactions.

2022 Incentive Opportunities

In making recommendations regarding potential 2022 annual cash incentive opportunities for our Named Executive Officers, the Compensation Committee reviewed Meridian’s recommendations and the recommendations of management regarding proposed target opportunities. Based on such review, which took into account the differing responsibilities of each Named Executive Officer and Peer Group data, where available, for bonus levels for comparable positions, the 2022 target annual incentive opportunities were increased by 20% for each of our Named Executive Officers other than Mr. Foran, whose target did not change, and Mr. Frenzel, who was not an executive officer in 2021, as set forth below. Mr. Lancaster did not participate in the 2022 Cash Incentive Plan due to his announced retirement and transition to a Special Advisor role.

Participant	2022 Target Annual Incentive Opportunity as % of 2022 Base Salary

Joseph Wm. Foran	100%

Billy E. Goodwin	100%

Van H. Singleton, II	100%

Craig N. Adams	100%

Michael D. Frenzel	100%

The maximum award opportunity for Mr. Foran was capped at 200%, for Messrs. Goodwin, Singleton and Adams was capped at 175% and for Mr. Frenzel was capped at 135%, in each case, prior to application of the Discretionary Adjustment. Our Independent Board also determined to cap the Discretionary Adjustment for each of Messrs. Foran, Goodwin, Singleton and Adams at 30% and for Mr. Frenzel at 25% of such Named Executive Officer’s total 2022 annual cash incentive payment.

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2022 Performance Results

The Compensation Committee then assessed the Company’s 2022 results in light of the performance goals and the following individual performance milestones for each Named Executive Officer when determining appropriate annual cash incentive award amounts:

Named Executive Officer	Individual Performance Milestones

Joseph Wm. Foran Chairman and Chief Executive Officer

•  Collaborated with the Board and other executive officers to create and maintain an effective team culture throughout each level of Matador’s organization that has built value through (1) traditional oil and natural gas operations growing organically through the drill bit, (2) expanding midstream operations in Matador’s various asset areas and (3) selective acreage acquisitions

•  Provided direction and leadership throughout Matador in developing and executing Matador’s strategy and operational plan in 2022, which resulted in record operational and financial results and free cash flow during each quarter of 2022

•  Provided leadership to the Board, including with respect to doubling the Company’s quarterly dividend from $0.05 per share in the first and second quarters of 2022 to $0.10 per share in the third and fourth quarters of 2022 and announcing a 50% increase to $0.15 per share in the fourth quarter of 2022

•  Oversaw the collaborative management of the Company’s balance sheet and strong financial position, including the generation of $1.22 billion of adjusted free cash flow and the repayment of $405 million in long-term debt in 2022

•  Led firmwide focus on attracting, training and retaining talent, encouraging employee leadership development and director engagement and aligning our strategy and operational plan throughout the organization

•  Directed efforts to develop and maintain relationships with directors, shareholders, vendors and other key stakeholders with the assistance of other executive officers

Billy E. Goodwin President—Operations

•  Led the Company’s collaborative drilling, completions and production activities, managing approximately $772.5 million of capital expenditures in 2022 related to the Company’s operations in its primary operating areas, resulting in record total oil and natural gas production in 2022

•  Led Matador’s continuing improvement in capital efficiency as demonstrated by

¡  D/C/E capital expenditures for 2022 of $772.5 million, which was at the low end of our revised estimated range for 2022 D/C/E capital expenditures of $765 to $835 million as provided on July 26, 2022 and affirmed on October 25, 2022, which included the addition of a seventh operated drilling rig in September 2022

¡  the continued transition to drilling longer laterals, whereby 90% of the operated horizontal wells we turned to sales in 2022 had lateral lengths of two miles or greater, as compared to only 8% as recently as 2019

•  Directed the MaxOps program to increase drilling, completions and production experience among our engineering staff and the MaxCom program to ensure coordination of drilling and completions operations

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EXECUTIVE COMPENSATION

Named Executive Officer	Individual Performance Milestones

Van H. Singleton II President—Land, Acquisitions and Divestitures and Planning

•  Oversaw the Company’s land, land administration and acquisition & development activities, including the consummation of over 240 acquisitions

•  Coordinated business development activities and opportunities

•  Managed the Company’s land efforts to convert approximately $45 million of non-core assets to cash

•  Served as Chairman of San Mateo

Craig N. Adams Executive Vice President, Co-Chief Operating Officer, Chief of Staff and Corporate Secretary

•  Shared Chief Operating Officer responsibilities and acted as chief administrative officer

•  Coordinated and oversaw the general legal matters of the Company through the management of the Company’s legal staff

•  Responsible for coordinating administrative functions of the Company, including Board functions and interaction with management, office facilities and the oversight of the Company’s human resource activities and departmental efficiencies

•  Helped advance the Company’s ESG initiatives

Michael D. Frenzel Executive Vice President, Treasurer, and Former Principal Financial Officer

•  Served as principal financial officer of the Company and primary financial officer of San Mateo

•  Managed the Company’s treasury, financial planning and forecasting, budgeting, capital markets, hedging, financial reporting and investor relations activities

•  Shared primary responsibility for investor conferences and non-deal roadshows with Mr. Foran

The Compensation Committee reviewed the individual performance milestones listed above as well as additional contributions to the achievement of Company-wide goals. Based on this review, the Compensation Committee determined that each of the Named Executive Officers performed at a high level in 2022 in contributing to the Company’s success. The Compensation Committee recommended that the Independent Board make Discretionary Adjustments to the annual cash awards equal to 15% for each of Messrs. Foran, Goodwin, Singleton and Adams for 2022.

Additionally, the Compensation Committee performed a qualitative assessment of the Company’s ESG record for the year. Among other items, the Compensation Committee noted the progress in enhancing ESG disclosure, including the publishing of the Company’s Sustainability Report, the reduction in direct greenhouse gas emissions intensity from 2019 levels, the number of training hours conducted by Company personnel, management’s focus on risk management and cybersecurity, including quarterly reports by executive management to the Audit Committee, and the absence of any recordable employee injuries.

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Based on such assessment, the Compensation Committee recommended to the Independent Board the annual cash awards listed below for each Named Executive Officer under the Cash Incentive Plan. The Independent Board approved such annual cash awards, which were paid to the Named Executive Officers in February 2023. As outlined above, the annual cash awards reflected a 15% Discretionary Adjustment for each of Messrs. Foran, Goodwin, Singleton and Adams for exceptional performance and attainment of certain strategic goals.

Named Executive Officer(1)	Target Award Payable for 2022	Maximum Award Payable for 2022(2)	Actual Award for 2022(3)

Joseph Wm. Foran	$1,350,000	$3,510,000	$3,105,000

Billy E. Goodwin	$ 750,000	$1,706,250	$1,509,375

Van H. Singleton, II	$ 750,000	$1,706,250	$1,509,375

Craig N. Adams	$ 750,000	$1,706,250	$1,509,375

Michael D. Frenzel	$ 450,000	$ 759,375	$ 450,000

(1)	Excludes Mr. Lancaster who did not participate due to his announced retirement and transition to a Special Advisor role.
(2)	Includes maximum potential Discretionary Adjustment above the target incentive opportunities for each of Mr. Foran, Goodwin, Singleton and Adams of 30% and for Mr. Frenzel of 25%.
(3)

The actual awards reflected a 15% Discretionary Adjustment above the target incentive opportunities for each of Messrs. Foran, Goodwin, Singleton and Adams for exceptional performance and attainment of certain strategic goals.

2022 Long-Term Incentive Compensation

In February 2022, the Independent Board granted awards of 50% service-based cash-settled phantom units and 50% share-settled PSUs to Messrs. Foran, Goodwin, Singleton, and Adams. These long-term equity awards facilitate retention of our Named Executive Officers, incentivize positive future results and further align the interests of our Named Executive Officers with those of the Company’s shareholders. Mr. Frenzel was not serving as an executive officer in February of 2022 when annual equity grants were approved. Mr. Frenzel’s long-term incentive compensation for 2022 included approximately 50% share-settled PSUs and approximately 50% service-based restricted shares of Common Stock that vest in equal annual tranches over three years from grant. Mr. Lancaster did not receive any 2022 equity awards due to his announced retirement and transition to a Special Advisor role. The table below provides the key terms of the February 2022 equity awards for Messrs. Foran, Goodwin, Singleton, and Adams:

Key Terms	Phantom Units	Performance Stock Units
Targeted percentage of total award value	50%	50%
Vesting terms	Three years ratably on each anniversary	Following three-year performance period ending December 31, 2024
Performance metric	N/A	Relative total shareholder return, with payout capped at target if absolute total shareholder return is negative

The number of shares underlying each grant and the target value and grant date fair value of the 2022 annual equity grants are set forth in the table below:

Named Executive Officer(1)	Phantom Units(2)	Target Performance Stock Units	Targeted Value

Joseph Wm. Foran	50,431	34,547	$4,387,483

Billy E. Goodwin	24,138	16,535	$2,099,996

Van H. Singleton, II	24,138	16,535	$2,099,996

Craig N. Adams	24,138	16,535	$2,099,996

Michael D. Frenzel	11,638	7,972	$1,012,472

(1)	Excludes Mr. Lancaster, who did not receive an award in 2022.
(2)	Reflects restricted stock for Mr. Frenzel.

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EXECUTIVE COMPENSATION

The Independent Board approved the total targeted value for the year for each Named Executive Officer and then converted that value into an approximate aggregate number of units based on the closing price of our Common Stock on the date prior to the date of grant. The units were then granted 50% in the form of phantom units and 50% in the form of PSUs (at target), except with respect to Mr. Frenzel. The PSU equity component provides for settlement of between 0% and 200% of the total target PSUs subject to the award based on our total shareholder return relative to the total shareholder return of the Peer Group over a three-year performance period from January 1, 2022 through December 31, 2024. If our absolute total shareholder return over such performance period is negative, no more than 100% of the PSUs may vest. The applicable percentage of vested units is shown below with respect to each percentile ranking.

Company’s Relative Total Shareholder Return Percentile Ranking	Percentage of Target PSUs That Will Vest

0	0%

10th	20%

20th	40%

30th	60%

40th	80%

50th	100%

60th	120%

70th	140%

80th	160%

90th	180%

100th	200%

In connection with its annual review, the Compensation Committee and Independent Board updated the peer group for purposes of the 2022 PSU grants. The Peer Group used for determination of the Company’s relative total shareholder return is as follows:

Callon Petroleum Company Coterra Energy Inc. Diamondback Energy Inc. Laredo Petroleum Inc. Magnolia Oil & Gas Corp. Marathon Oil Corp.	Ovintiv Inc. PDC Energy Inc Permian Resources Corp. SM Energy Company S&P Oil & Gas Exploration & Production Select Industry Index

Vesting of 2020 PSUs

The PSU awards granted to the Named Executive Officers in March and June 2020 vested on December 31, 2022 based on the percentile level at which the total shareholder return to the Company’s stockholders over the three-year period ending December 31, 2022 stood in relation to the total shareholder return realized for that period by each member of a group of peer companies established by the Board at the time of the grant of the awards. In accordance with the terms of the award agreements governing the awards, Oasis Petroleum, Inc. had declared bankruptcy during the period and was therefore included with a negative 100% total shareholder return and each of Cimarex Energy Co., Parsley Energy, Inc. and WPX Energy, Inc. were acquired during the period and were removed from the 2020 peer group and excluded from the relative total shareholder return calculation for the vesting of the 2020 PSUs. Based on our performance and after such adjustments this calculation, the Company’s total shareholder return percentile ranking was at the 88th percentile and the PSUs vested at 175% of target.

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Benefits

We offer a variety of health and welfare programs to eligible employees, including the Named Executive Officers. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, pharmacy, dental, disability and life insurance. We also have a 401(k) plan for eligible employees, including the Named Executive Officers, to which we contribute 3% of the employee’s eligible compensation, which is subject to limits established by the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and have the discretion to contribute up to an additional 4% of the employee’s eligible compensation as a dollar-for-dollar matching contribution with respect to his or her elective deferral contributions. The discretionary dollar-for-dollar match is subject to vesting based upon years of service to the Company and the limits on the compensation that may be considered under the Code. In addition, we provide long-term care insurance for certain of our executive officers.

Severance and Separation Arrangements

Employment Agreements

We have entered into employment agreements with each of our Named Executive Officers. Under the employment agreements, if a termination of employment occurs pursuant to one of the following events:

•	the Named Executive Officer dies;

•	the Named Executive Officer is totally disabled;

•	we mutually agree to end the employment agreement;

•	we dissolve and liquidate; or

•	the term of the employment agreement ends,

we will pay the Named Executive Officer the average of his annual cash bonus, which includes non-equity incentive compensation, for the prior two years, pro-rated based on the number of complete or partial months completed during the year of termination.

Also, under the employment agreements, if one of the following occurs:

•	the Named Executive Officer’s employment is terminated other than (i) as set forth above, (ii) by us for just cause or (iii) in connection with a “change in control” as described below; or

•	the Named Executive Officer (other than Mr. Frenzel) terminates his employment for “good reason,”

then, (i) for Mr. Foran, we will pay him twice his base salary and twice the average of his annual cash bonus for the prior two years; (ii) for Messrs. Goodwin, Singleton, or Adams we will pay him 1.5 times his base salary and 1.5 times the average of his annual cash bonus for the prior two years; and (iii) for Mr. Frenzel, we will pay him one-half of his base salary and one-half of the average of his annual cash bonus for the prior two years.

Finally, under the employment agreement of Mr. Foran, which was entered into in 2011, if we terminate Mr. Foran within 30 days prior to the “change in control” or within 12 months after the “change in control” without just cause or Mr. Foran terminates his employment with or without “good reason” during such period, we will pay him three times his base salary and three times the average of his annual cash bonus for the prior two years. This agreement was entered into prior to our initial public offering. At that time, we believed a “modified single trigger” was appropriate given the Company’s size, early stage of development and strong growth aspirations. Since that time, however, we have ceased to use “modified single triggers” in executive employment agreements, and we intend to exclusively use “double triggers” going forward, as we have since 2014. The agreements entered into with Messrs. Goodwin, Singleton, Adams, and Frenzel, each include a “double trigger” such that if we terminate either executive within 30 days prior to the “change in control” or within 12 months after the “change in control” without just cause or he terminates his employment with “good reason,” we will pay Messrs. Goodwin, Singleton, and Adams three times his base salary and three times the average of his annual cash bonus for the prior two years and Mr. Frenzel two times his base salary and two times the average of his annual cash bonus for the prior

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two years. In addition, if any of our Named Executive Officers are terminated or terminate their employment as set forth above in connection with a “change in control,” all equity awards of such Named Executive Officer vest immediately prior to such termination.

For definitions of “change in control,” “good reason” and “just cause,” please see the employment agreement of each Named Executive Officer, each of which is included as an exhibit to the Company’s most recent Annual Report on Form 10-K.

Advisor Agreement

In connection with his retirement and transition to Special Advisor, Mr. Lancaster entered into an Advisor Agreement (the “Advisor Agreement”) with a subsidiary of the Company, which agreement was effective simultaneously with Mr. Lancaster’s retirement on March 31, 2022 and, as amended, expired on January 31, 2023. Mr. Lancaster reported to the Chief Executive Officer and the Board and provided certain services as outlined in the Advisor Agreement.

The Advisor Agreement provided for an annual fee of $250,000 and confirmed the continued vesting of Mr. Lancaster’s outstanding equity awards during the consulting term, which terminated on January 31, 2023.

Equity Plans

For equity grants under the Matador Resources Company 2019 Long-Term Incentive Plan (as amended, the “2019 Plan”), other than the PSUs, vesting upon a “change in control” for the Named Executive Officers mirrors the terms of their employment agreements. The PSUs vest upon a “change in control” based on performance achieved through the date of such change in control, as it is anticipated that a change in control would make achievement of relative total shareholder performance impractical to measure.

The “change in control” provisions in the employment agreements and the equity grants under the 2019 Plan help prevent management from being distracted by rumored or actual changes in control. The “change in control” provisions provide:

•	incentives for those Named Executive Officers to remain with us despite the uncertainties of a potential or actual change in control;

•	assurance of severance payments for terminated Named Executive Officers; and

•	access to equity compensation after a change in control.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for the following officers in the following designated amounts:

•	Chairman and Chief Executive Officer—shares equal to five times base salary;

•	President—shares equal to five times base salary;

•	Executive Vice Presidents—shares equal to two and 1/2 times base salary;

•	Senior Vice Presidents—shares equal to two times base salary; and

•	Vice Presidents and Executive Directors—shares equal to one and 1/2 times base salary.

Newly appointed officers have until the fifth anniversary of his or her appointment as an officer of the Company within which to achieve the stock ownership position. Shares that count toward the stock ownership guidelines include time-based restricted shares. Shares that will not count toward the stock ownership guidelines include shares underlying unexercised stock options, unexercised stock appreciation rights, phantom units and performance-based awards for which the performance requirements have not been satisfied.

Until each of the above officers reaches the stock ownership level required of his or her position, such officer must hold at least 50% of all “net shares” received through restricted stock, PSU or RSU vesting or realized through

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stock option exercises. For this purpose, “net shares” means all shares retained after applicable withholding of any shares for tax purposes. Additionally, upon the vesting of restricted stock, PSUs or RSUs or the exercise of stock options, each officer must hold the net shares for a minimum of 12 months following such vesting or exercise, or until his earlier retirement. As of December 31, 2022, each Named Executive Officer owned shares in excess of the applicable minimum requirement set forth in the stock ownership guidelines, and Mr. Foran held shares with a value equal to approximately 223 times his base salary then in effect.

Anti-Hedging and Anti-Pledging Policies

Pursuant to the Company’s insider trading policy, the Company prohibits hedging of its securities by directors, officers or employees. Specifically, no such person shall purchase or sell, or make any offer to purchase or offer to sell, derivative securities relating to the Company’s stock, whether or not issued by the Company, or financial instruments that are designed to hedge or offset any decrease in the market value of the Company’s stock (including but not limited to prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Company equity securities (a) granted to such person by the Company as part of the compensation of such person; or (b) held, directly or indirectly, by such person. The insider trading policy also restricts directors and executive officers from pledging more than 25% of his or her holdings of the Company’s stock without the prior written consent of the Environmental, Social and Corporate Governance Committee.

Strategic Planning and Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference to the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Strategic Planning and Compensation Committee,

R. Gaines Baty, Chair

Reynald A. Baribault

Monika U. Ehrman

Timothy E. Parker

Kenneth L. Stewart

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by or paid to the Named Executive Officers for 2022, 2021 and 2020. Mr. Singleton and Mr. Frenzel were not Named Executive Officers prior to 2022. This table and the accompanying narrative should be read in conjunction with the CD&A, which sets forth the objectives and other information regarding our executive compensation program:

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Joseph Wm. Foran	2022	$1,350,000	$4,472,369	$—	$3,105,000	$23,949	(4)	$8,951,318
Chairman of the Board and Chief Executive Officer	2021	$1,231,250	$5,203,040	$—	$2,600,000	$22,899		$9,057,189
	2020	$1,015,625	$651,373	$—	$—	$22,549		$1,689,547
Billy E. Goodwin	2022	$750,000	$2,140,604	$—	$1,509,375	$21,350	(5)	$4,421,329
President—Operations	2021	$693,333	$2,349,760	$—	$1,160,000	$20,300		$4,223,393
	2020	$595,000	$276,836	$—	$—	$19,950		$891,786
Van H. Singleton, II	2022	$750,000	$2,140,604	$—	$1,509,375	$21,350	(5)	$4,421,329
President—Land, Acquisitions and Divestitures and Planning

Craig N. Adams	2022	$750,000	$2,140,604	$—	$1,509,375	$23,631	(6)	$4,423,610
Executive Vice President, Co-Chief Operating Officer, Chief of Staff and Corporate Secretary	2021	$693,333	$2,349,760	$—	$1,160,000	$22,581		$4,225,674
	2020	$595,000	$276,836	$—	$—	$22,231		$894,067
Michael D. Frenzel	2022	$463,540	$1,032,063	$—	$450,000	$21,350	(5)	$1,966,953
Executive Vice President, Treasurer and Former Principal Financial Officer

David E. Lancaster	2022	$376,997	$—	$—	$—	$21,350	(5)	$398,347
Former Executive Vice President and Chief Financial Officer	2021	$693,333	$2,517,600	$—	$1,160,000	$20,300		$4,391,233
	2020	$595,000	$309,404	$—	$—	$19,950		$924,354

(1)

Reflects the grant date fair value of phantom units, PSUs or restricted stock awards, as applicable, computed in accordance with FASB ASC Topic 718. For 2022, the portion of the amount reflected in this column relating to the PSUs is calculated based on probable outcome as of the grant date and assumes achievement between target and maximum. The grant date value of PSUs granted in 2022 assuming achievement of maximum performance is $3,027,599 for Mr. Foran, $1,449,127 for Messrs. Goodwin, Singleton and Adams and $698,666 for Mr. Frenzel.

(2)	No stock option awards were granted to our Named Executive Officers.
(3)	Represents awards pursuant to the Cash Incentive Plan. See “—Compensation Discussion and Analysis—2022 Annual Cash Incentive Compensation” above.
(4)	Consists of $21,350 in 401(k) Company and matching contributions as described in “—Compensation Discussion and Analysis—Benefits” and $2,599 in long-term care insurance premiums.
(5)	Reflects 401(k) Company and matching contributions as described in “—Compensation Discussion and Analysis—Benefits.”
(6)	Consists of $21,350 in 401(k) Company and matching contributions as described in “—Compensation Discussion and Analysis—Benefits” and $2,281 in long-term care insurance premiums.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards Table

The following table sets forth certain information regarding non-equity incentive awards granted by the Independent Board pursuant to the Cash Incentive Plan and awards of share-settled PSUs, cash-settled phantom units and restricted stock granted by the Independent Board to the Named Executive Officers pursuant to the 2019 Plan during the year ended December 31, 2022. Mr. Lancaster did not receive any awards under the Cash Incentive Plan and did not receive any 2022 equity awards due to his announced retirement and transition to a Special Advisor role:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	Grant Date Fair Value of Stock Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)

Joseph Wm. Foran	—	—	1,350,000	3,510,000	—	—	—	—	—

	2/17/22	—	—	—	—	34,547	69,094	—	2,262,483

	2/17/22	—	—	—	—	—	—	50,431	2,209,886

Billy E. Goodwin	—	—	750,000	1,706,250	—	—	—	—

	2/17/22	—	—	—	—	16,535	33,070	—	1,082,877

	2/17/22	—	—	—	—	—	—	24,138	1,057,727

Van H. Singleton, II	—	—	750,000	1,706,250	—	—	—	—	—

	2/17/22	—	—	—	—	16,535	33,070	—	1,082,877

	2/17/22	—	—	—	—	—	—	24,138	1,057,727

Craig N. Adams	—	—	750,000	1,706,250	—	—	—	—	—

	2/17/22	—	—	—	—	16,535	33,070	—	1,082,877

	2/17/22	—	—	—	—	—	—	24,138	1,057,727

Michael D. Frenzel	—	—	450,000	759,375	—	—	—	—	—

	2/17/22	—	—	—	—	7,972	15,944	—	522,086

	2/17/22	—	—	—	—	—	—	11,638	509,977

(1)

See “—Compensation Discussion and Analysis—2022 Annual Cash Incentive Compensation” and “—Summary Compensation Table— Non-Equity Incentive Plan Compensation” regarding the actual payments made to the Named Executive Officers pursuant to the Cash Incentive Plan.

(2)

Represents PSUs that provide for settlement of between 0% and 200% of the total target shares subject to the award based on achievement of the relative total shareholder return performance metric over a three-year performance period from January 1, 2022 through December 31, 2024. If our absolute total shareholder return over such performance period is negative, no more than 100%, the target level, of the PSUs may vest. See “—Compensation Discussion and Analysis—2022 Long-Term Incentive Compensation.” The PSUs do not provide for a threshold number of shares that may be earned.

(3)

For Messrs. Foran, Goodwin, Singleton and Adams, represents phantom units that provide for settlement in cash. For Mr. Frenzel, represents restricted stock. See “—Compensation Discussion and Analysis—2022 Long-Term Incentive Compensation.”

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EXECUTIVE COMPENSATION

Outstanding Equity Awards at December 31, 2022

The following table summarizes the total outstanding option awards at December 31, 2022 held by Mr. Frenzel. None of the other Named Executive Officers held any stock options as of such date.

	Option Awards

Name	Number of Securities Underlying Unexercised Stock Options (#) Exercisable	Number of Securities Underlying Unexercised Stock Options (#) Unexercisable	Option Exercise Price	Option Expiration Date

Michael D. Frenzel	20,000	—	$14.80	8/27/25

	5,439	—	$29.68	2/15/24

The following table summarizes the total outstanding cash-settled phantom units, restricted shares and share-settled PSUs at December 31, 2022 for each Named Executive Officer:

	Stock Awards

Name	Award Type	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(2) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)

Joseph Wm. Foran	Phantom units PSUs	144,852	8,291,328	—	—
		—	—	193,094	11,052,701

Billy E. Goodwin	Phantom units PSUs	65,367	3,741,607	—	—
		—	—	89,070	5,098,367

Van H. Singleton, II	Phantom units PSUs	59,386	3,399,255	—	—
		—	—	83,070	4,754,927

Craig N. Adams	Phantom units PSUs	65,367	3,741,607	—	—
		—	—	89,070	5,098,367

Michael D. Frenzel	Phantom units PSUs	1,250	71,550	—	—
		—	—	40,944	2,343,635

	Restricted stock			23,722	1,357,847

David E. Lancaster	Phantom units PSUs	45,217	2,588,221	—	—
		—	—	60,000	3,434,400

(1)	The market value is calculated based upon the closing price of our Common Stock on December 30, 2022 of $57.24 per share.
(2)

The number of unearned PSUs and market value presented are based upon achievement of the 100th percentile under the PSU award agreements with 200% of target units vesting, calculated based upon the closing price of our Common Stock on December 30, 2022 of $57.24 per share.

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EXECUTIVE COMPENSATION

The following table provides the vesting dates for restricted stock, cash-settled phantom units and PSUs outstanding as of December 31, 2022:

Vesting Date	Award Type		Joseph Wm. Foran	Billy E. Goodwin	Van H. Singleton	Craig N. Adams	Michael D. Frenzel	David E. Lancaster

2/17/23	Restricted stock						3,879	—

2/17/23	Phantom units		16,810	8,046	8,046	8,046	—	—

3/10/23	Phantom units		53,087	22,562	18,581	22,562	—	25,217

6/4/23	Restricted stock						4,167	—

6/4/23	Phantom units		20,667	9,333	8,333	9,333	—	—

6/22/23	Restricted stock						3,750	—

6/22/23	Phantom units		—	—	—	—	1,250	—

12/31/23	PSUs	(1)	124,000	56,000	50,000	56,000	25,000	60,000

2/17/24	Restricted stock						3,879	—

2/17/24	Phantom units		16,810	8,046	8,046	8,046	—	—

6/4/24	Restricted stock						4,167	—

6/4/24	Phantom units		20,667	9,334	8,334	9,334	—	20,000

12/31/24	PSUs	(1)	69,094	33,070	33,070	33,070	15,944	—

2/17/25	Restricted stock						3,880	—

2/17/25	Phantom units		16,811	8,046	8,046	8,046	—	—

Total Unvested Shares and Units			337,946	154,437	142,456	154,437	65,916	105,217

(1)

The vesting date shown reflects the end of the performance period established by the PSU award agreements. The PSUs vest upon the Compensation Committee’s certification of the achievement of the performance goal, which must occur within 60 days of completion of the performance period. The number of units shown assumes achievement of the 100th percentile under the PSU award agreements with 200% of target units vesting.

Option Exercises and Stock Vested

The following table provides information on the stock options exercised and stock awards (consisting of restricted stock, cash-settled phantom units and PSUs) that vested for each Named Executive Officer during 2022:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting(1) (#)	Value Realized on Vesting

Joseph Wm. Foran	213,488	$5,378,675	390,251	$21,724,507

Billy E. Goodwin	—	$—	166,407	$9,267,446

Van H. Singleton, II	—	$—	137,690	$7,672,717

Craig N. Adams	—	$—	166,407	$9,267,446

Michael D. Frenzel	4,497	$121,959	9,034	$505,097

David E. Lancaster	—	$—	185,553	$10,330,669

(1)

Reflects the aggregate number of restricted shares, cash-settled phantom units and PSUs that vested. Pursuant to the terms thereof, the phantom units were settled in cash, and the grantee did not acquire any shares upon vesting.

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EXECUTIVE COMPENSATION

Potential Payments upon Termination or Change in Control

Long-Term Incentive Plans

Equity awards under the 2019 Plan, other than the PSUs, vest upon a “change in control” for the Named Executive Officers according to the terms of their employment agreements described below.

Pursuant to the terms of the PSU award agreements, upon a “change in control,” the Named Executive Officer would vest in the number of PSUs that would have otherwise vested based on the Company’s performance through an abbreviated performance period that ends immediately prior to the effective date of such change in control. For definition of “change in control,” please see the 2019 Plan, which is included as an exhibit to the Company’s most recent Annual Report on Form 10-K.

Employment Agreements

As described under “—Compensation Discussion and Analysis—Severance and Separation Arrangements— Employment Agreements,” in contemplation of our initial public offering, on August 9, 2011, we entered into an employment agreement with Mr. Foran. Effective February 2016, we entered into an employment agreement with Mr. Goodwin and amended Mr. Goodwin’s employment agreement in August 2018. In addition, in February 2015 we entered into an employment agreement with Mr. Singleton and in March 2014 we entered into an employment agreement with Mr. Adams. In October 2022, we entered into an employment agreement with Mr. Frenzel. The principal difference in Messrs. Goodwin, Singleton, Adams and Frenzel’s employment agreements as compared to the employment agreement of Mr. Foran is that their agreements do not include a “modified single trigger” that would have allowed them to receive “change in control” severance if they terminated their agreements without “good reason” within 30 days prior to or 12 months after a change in control. In addition to not including a “modified single trigger,” Mr. Frenzel’s employment agreement does not include termination for good reason except following a change in control and includes a longer non-compete, as discussed below. Pursuant to the terms of the employment agreements, we may be required to make certain payments to one or more of our Named Executive Officers upon the occurrence of certain events resulting in such Named Executive Officer’s termination. The employment agreements do not provide for gross-ups for excise taxes on severance or other payments in connection with a change in control. For a detailed description of the events that may trigger such payments, see “—Compensation Discussion and Analysis—Severance and Separation Arrangements— Employment Agreements.”

The employment agreements each contain a non-disclosure of confidential information provision that requires each Named Executive Officer to maintain, both during and after employment, the confidentiality of information used by such Named Executive Officer in the performance of his job duties.

Additionally, each of the employment agreements contains a non-competition provision, pursuant to which each Named Executive Officer has agreed that: (i) for six months following termination by us for total disability, or by such Named Executive Officer for good reason, or (ii) for 12 months, with respect to Messrs. Foran, Goodwin, Singleton, and Adams and 18 months with respect to Mr. Frenzel, following termination (a) by us for just cause, (b) by such Named Executive Officer other than for good reason (excluding Mr. Frenzel) or (c) in connection with a change in control (24 months with respect to Mr. Frenzel), such Named Executive Officer shall not, without our prior written consent (not to be unreasonably withheld if the Named Executive Officer’s employment is terminated by the Named Executive Officer other than for good reason (excluding Mr. Frenzel)), directly or indirectly: (x) invest in (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company) a competing business with significant assets in the restricted area (each as defined below), or (y) participate in a competing business as a manager, employee, director, officer, consultant, independent contractor or other capacity or otherwise provide, directly or indirectly, services or assistance to a competing business in a position that involves input into or direction of such competing business’s decisions within the restricted area.

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EXECUTIVE COMPENSATION

For purposes of the employment agreements:

•	“competing business” means any person or entity engaged in oil and natural gas exploration, development, production and acquisition activities;

•

“significant assets” means oil and natural gas reserves with an aggregate fair market value of $25 million or more (for Mr. Frenzel, oil and natural gas reserves in excess of 10 million barrels of oil equivalent or midstream assets with an aggregate fair market value of $25 million or more); and

•

“restricted area” means a one-mile radius of any oil and natural gas reserves held by us as of the end of the Named Executive Officer’s employment, plus any county or parish where we have significant assets as of the end of the Named Executive Officer’s employment (for Mr. Frenzel, Eddy and Lea Counties, New Mexico and Loving County, Texas, plus any county or parish where we have significant assets as of the end of his employment).

For definitions of “change in control,” “good reason” and “just cause,” please see the employment agreement of each Named Executive Officer, each of which is included as an exhibit to the Company’s most recent Annual Report on Form 10-K.

Furthermore, other than Mr. Foran’s employment agreement, each employment agreement contains a non-solicitation provision, pursuant to which, during the restricted periods described above (except Mr. Frenzel’s restricted period is six months for disability termination and 24 months for the other terminations specified above), subject to certain exceptions, Messrs. Goodwin, Singleton, Adams and Frenzel shall not, without our prior written consent, solicit for employment or a contracting relationship, or employ or retain any person who is or has been, within six months prior to such time, employed by or engaged as an individual independent contractor by us or our affiliates or induce or attempt to induce any such person to leave his or her employment or independent contractor relationship with us or our affiliates.

For the Named Executive Officer to receive any severance payments described below for termination by us without just cause, by the Named Executive Officer for good reason or, following a change in control, by us without cause or by the Named Executive Officer with good reason, with respect to Messrs. Goodwin, Singleton, Adams and Frenzel, or with or without good reason, with respect to Mr. Foran, the Named Executive Officer must comply with the applicable non-disclosure, non-competition and non-solicitation provisions described above.

Finally, as a condition to receiving any severance payments and other payments under their respective employment agreements, each Named Executive Officer is required to execute a separation agreement and release in favor of us.

In connection with Mr. Lancaster’s retirement and transition into a Special Advisor role, we entered into the Advisor Agreement with Mr. Lancaster, which agreement was effective simultaneously with Mr. Lancaster’s retirement on March 31, 2022 and, as amended, expired on January 31, 2023. The Advisor Agreement provided for an annual fee of $250,000 and confirmed the continued vesting of Mr. Lancaster’s outstanding equity awards during the consulting term, which terminated January 31, 2023.

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EXECUTIVE COMPENSATION

To describe the payments and benefits that are triggered for each event of termination, we have created the following table estimating the payments and benefits that would be paid to each Named Executive Officer, other than Mr. Lancaster as he terminated employment on March 31, 2022 and received only the compensation pursuant to the Advisor Agreement, under each element of our compensation program assuming that such Named Executive Officer’s employment agreement terminated on December 31, 2022, the last day of our 2022 fiscal year. In all cases, the amounts were valued as of December 30, 2022, based upon, where applicable, $57.24 per share (the closing price of our Common Stock on such date). The amounts in the table below are calculated as of December 31, 2022 pursuant to SEC rules and are not intended to reflect actual payments that may be made. Actual payments that may be made would be based on the dates and circumstances of the applicable event.

	Payment Upon Change in Control or Termination
Named Executive Officer	Category of Payment	Upon Death or Total Disability ($)(1)		Upon Mutual Agreement or Dissolution/ Liquidation ($)(1)		Termination by Us Without Just Cause or by Named Executive Officer for Good Reason ($)(1)		Termination Following a Change in Control Without Cause or by Named Executive Officer With or Without Good Reason ($)(2)		Change in Control Without Termination ($)(3)

Joseph Wm. Foran	Salary	—		—		2,700,000	(4)	4,050,000	(5)	—

	Bonus	2,852,500	(6)	2,852,500	(6)	5,705,000	(7)	8,557,500	(8)	—

	Vesting equity:(9)

	Phantom Units	—		—		—		8,291,328		—

	PSUs	—		—		—		5,526,350		5,526,350

	Total	2,852,500		2,852,500		8,405,000		26,425,178		5,526,350

Billy E. Goodwin	Salary	—		—		1,125,000	(10)	2,250,000	(5)	—

	Bonus	1,334,688	(6)	1,334,688	(6)	2,002,031	(11)	4,004,063	(8)	—

	Vesting equity:(9)

	Phantom Units	—		—		—		3,741,607		—

	PSUs	—		—		—		2,549,183		2,549,183

	Total	1,334,688		1,334,688		3,127,031		12,544,853		2,549,183

Van H. Singleton, II	Salary	—		—		1,125,000	(10)	2,250,000	(5)	—

	Bonus	1,334,688	(6)	1,334,688	(6)	2,002,031	(11)	4,004,063	(8)	—

	Vesting equity:(9)

	Phantom Units	—		—		—		3,399,255		—

	PSUs	—		—		—		2,377,463		2,377,463

	Total	1,334,688		1,334,688		3,127,031		12,030,781		2,377,463

Craig N. Adams	Salary	—		—		1,125,000	(10)	2,250,000	(5)	—

	Bonus	1,334,688	(6)	1,334,688	(6)	2,002,031	(11)	4,004,063	(8)	—

	Vesting equity:(9)

	Phantom Units	—		—		—		3,741,607		—

	PSUs	—		—		—		2,549,183		2,549,183

	Total	1,334,688		1,334,688		3,127,031		12,544,853		2,549,183

Michael D. Frenzel	Salary	—		—		225,000	(10)	900,000	(5)	—

	Bonus	365,625	(6)	365,625	(6)	182,813	(11)	731,250	(8)	—

	Vesting equity:(9)

	Phantom Units	—		—		—		71,550		—

	PSUs	—		—		—		1,171,817		1,171,817

	Restricted Stock	—		—		—		1,357,847

	Total	365,625		365,625		407,813		4,232,464		1,171,817

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EXECUTIVE COMPENSATION

(1)

Amounts due upon death, total disability, mutual agreement, dissolution or liquidation, termination by us without cause or termination by a Named Executive Officer for good reason are payable in a lump sum on the 60th day following the date of termination unless otherwise required by Section 409A of the Code. Mr. Frenzel’s employment agreement does not include a provision allowing him to terminate for “good reason” except following a change in control.

(2)

Amounts due following a change in control are payable in a lump sum on the date that immediately follows six months from the date of termination or, if earlier, within 30 days following such Named Executive Officer’s death.

(3)

Pursuant to the terms of the PSU award agreements, upon a “change in control,” the Named Executive Officer would vest in the number of PSUs that would have otherwise vested based on the Company’s performance through an abbreviated performance period that ends immediately prior to the effective date of such change in control. The amount shown assumes achievement of the 50th percentile with 100% of target units vesting.

(4)	Represents two times such Named Executive Officer’s base salary as of the termination date.
(5)	Represents three times, or in the case of Mr. Frenzel two times, such Named Executive Officer’s base salary as of the termination date.
(6)	Represents an amount equal to the average annual cash bonus pursuant to the Cash Incentive Plan paid to such Named Executive Officer for 2022 and 2021, respectively.
(7)	Represents two times an amount equal to the average annual cash bonus pursuant to the Cash Incentive Plan paid to such Named Executive Officer for 2022 and 2021, respectively.
(8)

Represents three times, or in the case of Mr. Frenzel two times, an amount equal to the average annual cash bonus pursuant to the Cash Incentive Plan paid to such Named Executive Officer for 2022 and 2021, respectively.

(9)

The employment agreements provide for accelerated and full vesting of unvested incentive awards held by the Named Executive Officers in the event that such Named Executive Officer is terminated without “Just Cause” or terminates his employment with or without “Good Reason,” with respect to Mr. Foran, within 30 days prior to, or 12 months following, a “change in control.” With respect to Messrs. Goodwin, Singleton, Adams and Frenzel, the employment agreements provide for accelerated and full vesting of unvested incentive awards held by these Named Executive Officers in the event that such Named Executive Officer is terminated without “Just Cause” or terminates his employment with “Good Reason,” within 30 days prior to, or 12 months following, a “change in control.” The amounts disclosed reflect the closing price of our Common Stock on December 30, 2022 of $57.24 per share multiplied by the number of unvested phantom units, restricted stock or PSUs, as applicable, held by such Named Executive Officer on December 31, 2022. Pursuant to the terms of the PSU award agreements, upon a change in control, the Named Executive Officer would vest in the number of PSUs that would have otherwise vested based on the Company’s performance through an abbreviated performance period that ends immediately prior to the effective date of such event. With respect to PSUs, the amount shown assumes achievement of the 50th percentile with 100% of target units vesting.

(10)	Represents 1.5 times, or in the case of Mr. Frenzel 0.5 times, such Named Executive Officer’s base salary as of the termination date.
(11)

Represents 1.5 times, or in the case of Mr. Frenzel 0.5 times, an amount equal to the average annual cash bonus pursuant to the Cash Incentive Plan paid to such Named Executive Officer for 2022 and 2021, respectively.

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CHIEF EXECUTIVE OFFICER PAY RATIO

CHIEF EXECUTIVE OFFICER PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K (“Item 402(u)”), we are providing the following information regarding the ratio of the annual total compensation of our median-compensated employee (as described below) and that of our Chairman and Chief Executive Officer, Joseph Wm. Foran. We believe that the pay ratio reflected below is a reasonable estimate calculated in a manner consistent with Item 402(u).

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Pursuant to Item 402(u), we identified the median-compensated employee of all our employees (other than Mr. Foran) using our employee population as of December 15, 2022, which consisted of 351 employees (all of which are located in the United States), and using a compensation measure of total cash compensation, consisting of total base pay and bonuses earned during the year ended December 31, 2022. This compensation measure was consistently applied to all employees. Compensation was annualized on a straight-line basis for employees who did not work all of 2022.

After identifying the median-compensated employee using this consistently applied compensation measure, we then calculated that employee’s 2022 annual total compensation in the same manner as the Named Executive Officers’ total compensation, as reported in the Summary Compensation Table.

For 2022, the annual total compensation of our median-compensated employee was $179,750, and the annual total compensation of Mr. Foran was $8,951,318, as reported in the Summary Compensation Table. Based on this information, for 2022, the ratio of Mr. Foran’s annual total compensation to the annual total compensation of our median-compensated employee was estimated to be 50 to 1.

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PAY VERSUS PERFORMANCE

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank
Wall
Street Reform and Consumer Protection Act and Item 402(v) of Regulation
S-K,
we are providing the following information about the relationship between executive “compensation actually paid” and certain financial performance of the Company. For further information concerning the Company’s pay for performance philosophy and how the Company aligns executive compensation with the Company’s performance, see “Executive Compensation—Compensation
Discussion
and Analysis.”

Year (a)	Summary Compensation Table Total for Principal Executive Officer (“PEO”) (1) (b)	Compensation Actually Paid to PEO (2) (c)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (3) (d)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (4) (e)	Value of Initial Fixed $100 Investment Based On:		Net Income (thousands) (7) (h)	Adj. EBITDA (thousands) (8) (i)
					Total Shareholder Return (5) (f)	Peer Group Total Shareholder Return (6) (g)

2022	$8,951,318	$21,872,248	$3,126,314	$7,943,940	$321.55	$196.87	$1,214,206	$2,127,156

2021	$9,057,189	$27,355,621	$4,310,734	$12,883,431	$206.28	$140.32	$584,968	$1,051,973

2020	$1,689,547	$4,092,405	$923,071	$2,032,796	$67.11	$102.23	($593,205)	$519,277

(1)
The dollar amounts reported in column (b) are the amounts reported for Mr. Foran for each of the corresponding years in the “Total” column of the Summary Compensation Table. See “Executive Compensation—Summary Compensation Table”.

(2)
The dollar amounts reported in column (c) represent the amount of “compensation actually paid” to Mr. Foran, as computed in accordance with Item 402(v) of Regulation
S-K
and do not reflect the total compensation actually realized or received by Mr. Foran. In accordance with these rules, these amounts reflect the amounts included in the “Total” column of the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated in accordance
with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.

Compensation Actually Paid to PEO	2022	2021	2020

Summary Compensation Table Total	$8,951,318	$9,057,189	$1,689,547

Less, value of “Stock Awards” and “Option Awards” reported in Summary Compensation Table	($4,472,369)	($5,203,040)	($651,373)

Plus, year-end fair value of outstanding and unvested equity awards granted in the year	$5,546,099	$5,780,880	$4,828,763

Plus (less), year over year change in fair value of outstanding and unvested equity awards granted in prior years	$4,006,795	$10,436,755	($1,314,235)

Plus (less), year over year change in fair value of equity awards granted in prior years that vested in the year	$7,840,405	$7,283,836	($460,297)

Compensation Actually Paid to Mr. Foran	$21,872,248	$27,355,621	$4,092,405

(3)
The dollar amounts reported in column (d) represent the average of the amounts reported for the Named Executive Officers as a group (excluding Mr. Foran) in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of the Named Executive Officers included for these purposes in each applicable year are as follows: (i) for 2022, Messrs. Goodwin, Singleton, Adams, Frenzel and Lancaster; and (ii) for 2021 and 2020, Messrs. Adams, Goodwin, Hairford and Lancaster.

(4)
The dollar amounts reported in column (e) represent the average amount of “compensation actually paid” to the Named Executive Officers as a group (excluding Mr. Foran), as computed in accordance with Item 402(v) of Regulation
S-K.
In accordance with these rules, these amounts reflect the amounts in the “Total” column of the Summary Compensation Table for each year, adjusted as shown below. Equity values are calculated in accordance with FASB ASC Topic 718, and the valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of the grant.

2023 Proxy Statement

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  Matador Resources Company        69

PAY VERSUS PERFORMANCE

Average Compensation Actually Paid to Non-PEO Named Executive Officers	2022	2021	2020

Average Summary Compensation Table Total	$3,126,314	$4,310,734	$923,071

Less, average value of Stock Awards reported in Summary Compensation Table	($1,490,775)	($2,433,680)	($301,262)

Plus, average year-end fair value of outstanding and unvested equity awards granted in the year	$1,848,683	$2,703,960	$2,233,318

Plus (less), average year over year change in fair value of outstanding and unvested equity awards granted in prior years	$1,750,284	$4,827,034	($605,170)

Plus (less), average year over year change in fair value of equity awards granted in prior years that vested in the year	$2,709,434	$3,475,384	($217,161)

Average Compensation Actually Paid to Non-PEO Named Executive Officers	$7,943,940	$12,883,431	$2,032,796

(5)
Total Shareholder Return (“TSR”) is calculated by dividing (a) the sum of (i) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (ii) the difference between the Company’s share price at the end of each fiscal year shown and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period. The beginning of the measurement period for each year
in the table is December 31, 2019.

(6)	The peer group used for this purpose is the following published industry index: Russell 2000 Energy Index.
(7)	The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)
We determined Adjusted EBITDA to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEO and
Non-PEO
Named Executive Officers in 2022. Adjusted EBITDA is a
non-GAAP
financial Measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to Matador’s net income (loss) and net cash provided by operating activities, see Annex A to this Proxy Statement. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.

Description of Certain Relationships between Information Presented in the Pay versus Performance Table
As described in more detail in the section “Executive Compensation—Compensation Discussion and Analysis,” the Company’s executive compensation program reflects a variable pay-for-performance
philosophy. While the Company utilizes several performance measures to align executive compensation with Company performance, all of those Company measures are not presented in the Pay versus Performance table. Moreover, the Company generally seeks to incentivize long-term performance, and therefore does not specifically align the Company’s performance measures with compensation that is actually paid (as computed in accordance with SEC rules) for a particular year. In accordance with SEC rules, the Company is providing the following descriptions of the relationships between information
presented in the Pay versus Performance table.

70        Matador Resources Company
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2023 Proxy Statement

PAY VERSUS PERFORMANCE

2023 Proxy Statement

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  Matador Resources Company        71

PAY VERSUS PERFORMANCE

Financial Performance Measures
As described in greater detail under “Executive Compensation—
Compensation
Discussion and Analysis,” the Company’s
executive
compensation program reflects a variable
pay-for-performance
philosophy. The metrics that the Company uses for both our long-term and short-term incentive awards are selected based on an objective of incentivizing our Named Executive Officers to increase the value of our enterprise for our shareholders. The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s Named Executive Officers, for the most recently completed fiscal year, to the Company’s performance are as follows:

1.	Total Shareholder Return
2.	Adjusted EBITDA
3.	Net Debt / Adjusted EBITDA
4.	Adjusted Free Cash Flow

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2023 Proxy Statement

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total

Reynald A. Baribault	$172,833	$134,966	$—	$307,799

R. Gaines Baty(2)	$156,833	$134,966	$—	$291,799

William M. Byerley	$115,583	$134,966	$—	$250,549

Monika U. Ehrman	$87,833	$134,966	$—	$222,799

James M. Howard	$86,833	$134,966	$—	$221,799

Timothy E. Parker(3)	$186,833	$134,996	$—	$321,799

Julia P. Forrester Rogers	$98,500	$134,966	$—	$233,466

Kenneth L. Stewart	$86,833	$134,966	$—	$221,799

(1)

All stock awards represent RSUs with a value based on the fair market value of the RSUs on the date of grant. RSUs granted for 2022-2023 service vest immediately prior to the election of the nominees for director at the 2023 Annual Meeting. See “—Compensation for 2022-2023.” As of December 31, 2022, each individual who served as a director during 2022 held the following outstanding unvested stock awards, all of which were RSUs.

Name	Outstanding Stock Awards

Reynald A. Baribault	2,040

R. Gaines Baty	2,040

William M. Byerley	2,040

Monika U. Ehrman	2,040

James M. Howard	2,040

Timothy E. Parker	2,040

Julia P. Forrester Rogers	2,040

Kenneth L. Stewart	2,040

(2)	Mr. Baty serves as deputy lead independent director. The deputy lead independent director receives an additional cash retainer of $50,000 annually.
(3)	Mr. Parker serves as lead independent director. The lead independent director receives an additional cash retainer of $100,000 annually.

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DIRECTOR COMPENSATION

Compensation for 2022-2023

For the period commencing at the 2022 Annual Meeting and until the 2023 Annual Meeting, our non-employee directors’ compensation program was as set forth below:

•	annual cash retainer of $70,000;

•	the chair of each of the below committees received the following additional, annual cash retainer:

Committee	Retainer

Operations and Engineering	$50,000

Prospect	$50,000

Audit	$50,000

Strategic Planning and Compensation	$35,000

Environmental, Social and Corporate Governance	$35,000

Nominating	$15,000

Capital Markets and Finance	$15,000

Marketing and Midstream	$15,000

•	the lead independent director received an additional cash retainer of $100,000;

•	the deputy lead independent director received an additional cash retainer of $50,000; and

•

at the meeting of the Board immediately following the 2022 Annual Meeting, each non-employee director received an annual grant of RSUs equal to approximately $135,000 in value, which vests immediately prior to the election of the nominees for director at the 2023 Annual Meeting (the “2022 RSU Award”).

If a director was appointed or elected to the Board at any time following the 2022 Annual Meeting but prior to the 2023 Annual Meeting, such director was granted the applicable percentage of the 2022 RSU Award detailed below, effective on the date of such director’s appointment: (i) if a director was appointed or elected to the Board within 90 days after the 2022 Annual Meeting, such director was entitled to receive 100% of the 2022 RSU Award; (ii) if a director was appointed or elected to the Board more than 90 days but 180 or fewer days after the 2022 Annual Meeting, such director was entitled to receive 75% of the 2022 RSU Award; (iii) if a director was appointed or elected to the Board more than 180 days but 270 or fewer days after the 2022 Annual Meeting, such director was entitled to receive 50% of the 2022 RSU Award; and (iv) if a director was appointed or elected to the Board more than 270 days after the 2022 Annual Meeting but prior to the 2023 Annual Meeting, such director was entitled to receive 25% of the 2022 RSU award.

In addition, we reimburse our directors for travel, lodging and related expenses incurred in attending Board and committee meetings.

Director Stock Ownership Guidelines

Our non-employee directors are expected to follow our voluntary stock ownership guidelines for non-employee directors. Within three years of becoming a director, each non-employee director is expected to own $250,000 of Common Stock and continue to hold such shares while serving as a director. As of December 31, 2022, all directors owned in excess of $250,000 of Common Stock. Shares that count toward the stock ownership guidelines include RSUs.

74        Matador Resources Company  |  2023 Proxy Statement

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table presents the securities authorized for issuance under our equity compensation plans as of December 31, 2022:

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(2)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights(3)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans

Equity compensation plans approved by security holders(1)	1,357,496	$22.92	8,755,116

Equity compensation plans not approved by security holders	—	—	—

Total	1,357,496	$22.92	8,755,116

(1)

Includes shares authorized under the Matador Resources Company Amended and Restated 2012 Long-Term Incentive Plan (as amended, the “2012 Plan”), the 2019 Plan and the Matador Resources Company 2022 Employee Stock Purchase Plan. No further awards may be made under the 2012 Plan, although awards remain outstanding thereunder.

(2)

Includes the number of PSUs granted under the 2012 Plan and the 2019 Plan based on the maximum level of achievement, which may be more than the number of shares issued in settlement of PSUs that are ultimately earned.

(3)	Reflects the weighted-average exercise price of stock options granted under the 2012 Plan and 2019 Plan. RSUs and PSUs are not reflected in this column as they do not have an exercise price.

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TRANSACTIONS WITH RELATED PERSONS

TRANSACTIONS WITH RELATED PERSONS

Except as disclosed below, during 2022, there was not, nor was there proposed as of December 31, 2022, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, nominees for directors, executive officers, beneficial owners of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Executive Compensation—Compensation Discussion and Analysis” and “Director Compensation” above.

Working Interest and Overriding Royalty Interest Owners

Joseph Wm. Foran, Chairman and Chief Executive Officer, Shelley F. Appel, a nominee for director at the 2023 Annual Meeting, and certain of their affiliated entities (collectively, the “Foran Entities”) are working interest owners and/or overriding royalty interest owners in certain properties operated by the Company or in which the Company also holds a working interest. As working interest owners, the Foran Entities are required to pay their proportionate share of all costs and are entitled to receive their proportionate share of revenues in the normal course of business. As overriding royalty interest owners, the Foran Entities are entitled to receive their proportionate share of revenues from the wells in which they own an interest in the normal course of business. During 2022, revenues, net of costs, received by the Foran Entities in their capacity as working interest owners or overriding royalty interest owners were approximately $13.2 million (the “Related Net Revenue Payments”). The Related Net Revenue Payments represent less than 1% of our total third-party net revenue payments during 2022.

In our capacity as operator, we incur drilling and operating costs that are billed to our partners based on their respective working interests. During 2022, our joint interest billings to the Foran Entities attributable to their share of costs were approximately $9.8 million (the “Related Joint Interest Billings”). The Related Joint Interest Billings represent less than 1% of our total joint interest billings during 2022. As a result of this ownership by the Foran Entities, from time to time, we will be in a net receivable or net payable position with certain of the Foran Entities. We do not consider any net receivables from the Foran Entities to be uncollectible.

The Audit Committee reviewed the terms of the working interests and/or overriding royalty interests of the Foran Entities for potential conflicts of interest under the Related Person Transaction Policy, and, after being fully informed as to Mr. Foran’s relationships and interests in such transactions and all other material facts related to the Related Net Revenue Payments and Related Joint Interest Billings, determined that such transactions and the Related Net Revenue Payments and Related Joint Interest Billings were fair to the Company and recommended such transactions and the Related Net Revenue Payments and Related Joint Interest Billings to the full Board for approval and ratification. The Board subsequently approved and ratified the transactions and the Related Net Revenue Payments and Related Joint Interest Billings.

Joint Venture Relationship

The Company has entered into a joint venture (the “Joint Venture”) with Spearpoint Resources Company (“Spearpoint”) to generate value through a conventional vertical well development program in our Twin Lakes asset area. An adult child of Mr. Foran and the sibling of Ms. Appel is the founder of Spearpoint and serves as the chief executive officer and chairman of the board of directors of Spearpoint. Mr. Foran’s child has a Bachelor of Arts degree in Economics from Princeton University, a Master’s of Science degree in Petroleum Engineering from Texas A&M University and a Master’s degree in Business Administration from Rice University. Mr. Foran’s child worked for a major oil and gas company as a petroleum petrophysicist. Prior to attending Texas A&M, Mr Foran’s child served in the United States Marine Corp, including two tours of duty overseas, and has continued to serve in United State Marine Corp Reserve, recently achieving the rank of Major. Mr. Foran’s child may perform shared services to the Joint Venture, for which the Joint Venture would reimburse Spearpoint. In addition, Ms. Appel holds an ownership interest in Spearpoint.

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TRANSACTIONS WITH RELATED PERSONS

During 2022, the Company made capital contributions to the Joint Venture of approximately $9.5 million (the “Capital Contributions”). The Company did not receive any distributions from the Joint Venture in 2022, and the Joint Venture did not pay Spearpoint for any shared services provided by Mr. Foran’s child, although such distributions may be received by the Company or such shared service amounts may be paid by Spearpoint in the future.

The Audit Committee reviewed the terms of the Joint Venture for potential conflicts of interest under the Related Person Transaction Policy, and, after being fully informed as to Mr. Foran’s and his adult child’s relationships and interests in such transactions and all other material facts related to the Joint Venture, determined that such transactions, including the Capital Contributions, were fair to the Company and recommended such transactions to the full Board for approval and ratification. The Board subsequently approved and ratified the transactions, including the Capital Contributions.

Certain Employment Relationships

Billy E. Goodwin served as an executive officer during 2022 and currently serves as the Company’s President – Operations. During 2022, an adult child of Mr. Goodwin was an employee of the Company and has been an employee since 2015. Mr. Goodwin’s child earned in 2022 and is expected to be compensated in 2023 between $120,000 and $500,000. Mr. Goodwin’s child has a Bachelor of Science in Business Administration degree in Energy Management from the University of Tulsa and a Bachelor of Arts degree in General Business and Management from Oklahoma State University. He has over 12 years of industry experience, including as a drilling fluids engineer for a publicly traded oilfield services company and as a landman for a publicly traded exploration and production company. The Audit Committee reviewed the terms of the employment arrangement for potential conflicts of interest under the Company’s Related Person Transaction Policy and, after being fully informed as to the employment arrangement and historical and anticipated compensation of Mr. Goodwin’s adult child, and all other material facts related to the relationship, determined that the employment arrangement was fair to the Company and recommended the employment arrangement to the full Board for approval and ratification. The Board subsequently approved and ratified such employment arrangements.

Reynald A. Baribault is a member of the Board. Mr. Baribault’s sister-in-law has been an employee of the Company since 2016 and earned in 2022, and is expected to be compensated in 2023, between $120,000 and $250,000. Mr. Baribault’s sister-in-law has a diploma from the Executive Secretarial School and is a certified legal assistant, having completed the Southern Methodist University Legal Assistants Program. She has over 40 years of experience as a legal assistant. The Audit Committee reviewed the terms of the employment arrangement for potential conflicts of interest under the Company’s Related Person Transaction Policy and, after being fully informed as to the employment arrangement and historical and anticipated compensation of Mr. Baribault’s sister-in-law, and all other material facts related to the relationship, determined that the employment arrangement was fair to the Company and recommended the employment arrangement to the full Board for approval and ratification. The Board subsequently approved and ratified such employment arrangement.

An adult child of Mr. Foran and the sibling of Ms. Appel, has been an employee of the Company since 2015 and earned in 2022, and is expected to be compensated in 2023, between $120,000 and $250,000. Mr. Foran’s child has a Bachelor of Science degree in Human Resource Development and a Master of Science degree in Human Resource Management, both from Texas A&M University. She has more than 11 years of industry experience, including with another publicly traded exploration and production company. The Audit Committee reviewed the terms of the employment arrangement for potential conflicts of interest under the Company’s Related Person Transaction Policy and, after being fully informed as to the employment arrangement and historical and anticipated compensation of Mr. Foran’s child, and all other material facts related to the relationship, determined that the employment arrangement was fair to the Company and recommended the employment arrangement to the full Board for approval and ratification. The Board subsequently approved and ratified such employment arrangement.

In addition, Ms. Appel, who is a nominee for director at the 2023 Annual Meeting and is the daughter of Mr. Foran, served as the Company’s Environmental, Social and Governance Coordinator and as a Special Advisor to the Board in 2022. For these services, Ms. Appel was compensated between $120,000 and $250,000. Ms. Appel has a degree from Yale University and a Master’s degree in Business Administration from the University of Chicago

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TRANSACTIONS WITH RELATED PERSONS

and also worked for a major oil and gas company for a number of years. For further details of Ms. Appel’s relationship with the Company and her background and experience, please see her biography on page 16 of this Proxy Statement. The Audit Committee reviewed the terms of the employment arrangement and the consulting arrangement for potential conflicts of interest under the Company’s Related Person Transaction Policy and, after being fully informed as to the employment arrangement and the consulting arrangement and historical and anticipated compensation of Ms. Appel, and all other material facts related to the relationship, determined that the employment arrangement and the consulting arrangement each was fair to the Company and recommended the employment arrangement and the consulting arrangement to the full Board for approval and ratification. The Board subsequently approved and ratified such employment arrangement and such consulting arrangement.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers and expect to do so in the future for any new directors and executive officers. The indemnification agreements provide the directors and executive officers with contractual rights to indemnification, expense advancement and reimbursement to the fullest extent permitted by applicable law.

Procedures for Approval of Related Person Transactions

Pursuant to the Related Person Transaction Policy as in effect as of December 31, 2022, a “Related Person Transaction” is defined as a transaction (including any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness)), or series of related transactions, or any material amendment to any such transaction, in which a Related Person (as defined below) has or will have a direct or indirect material interest and in which we are a participant, other than:

•	a transaction involving compensation of directors that is required to be reported in our proxy statement under Item 402 of the SEC’s compensation disclosure requirements (“Item 402”);

•	any employment by us of an executive officer if:

¡	the related compensation is required to be reported in our proxy statement under Item 402; or

¡

the executive officer is not an “immediate family member” of another executive officer or director of the Company, the related compensation would be reported in our proxy statement under Item 402 if the executive officer was a “named executive officer” and the Compensation Committee approved (or recommended that the Board approve) such compensation;

•	a transaction with a Related Person involving less than $120,000;

•

a transaction in which the interest of the Related Person arises solely from the ownership of a class of our equity securities and all holders of that class receive the same benefit on a pro rata basis;

•

a transaction in which a Related Person has an indirect interest solely as a result of being (a) a director or, together with all other Related Persons, a less than 10% beneficial owner of an equity interest in another entity, or both, or (b) a limited partner in a partnership in which the Related Person, together with all other Related Persons, has an interest of less than 10%;

•

a transaction in which the rates or charges involved therein are determined by competitive bids, or a transaction that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•

any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues;

•

any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer), if the aggregate amount involved does not exceed the lesser of $1,000,000, or 2% of the charitable organization’s total annual receipts;

78        Matador Resources Company  |  2023 Proxy Statement

TRANSACTIONS WITH RELATED PERSONS

•

any transaction with another publicly traded company where the Related Person’s interest arises solely from beneficial ownership of more than 5% of our Common Stock and ownership of a non-controlling interest in the other publicly traded company;

•

reimbursement of business expenses incurred by a director, officer or employee of the Company in the performance of his or her duties and approved for reimbursement by the Company in accordance with the Company’s customary policies and practices; or

•	indemnification and advancement of expenses made pursuant to the Certificate of Formation or the Bylaws or pursuant to any agreement.

“Related Person” means:

•	any person who is, or at any time since the beginning of the Company’s last completed fiscal year was, one of our executive officers or one of our directors or nominees for director;

•	any person (including any entity or group) who is known by us to be the beneficial owner of more than 5% of our Common Stock;

•

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law or person residing (other than a tenant or employee) in the home of a director, nominee for director, executive officer or a beneficial owner of more than 5% of our Common Stock; and

•

any entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons is a general partner or executive officer or in which such person, together with all other of the foregoing persons, owns 10% or more of the equity interests thereof.

Pursuant to the Related Person Transaction Policy, the Audit Committee must review all material facts of each Related Person Transaction and recommend either approval or disapproval of the Related Person Transaction to the full Board, subject to certain limited exceptions. In determining whether to recommend approval or disapproval of the Related Person Transaction, the Audit Committee must, after reviewing all material facts of the Related Person Transaction and the Related Person’s relationship and interest, determine whether the Related Person Transaction is fair to the Company and in, or not consistent with, the interests of the Company and its shareholders. If a Related Person Transaction will be ongoing, the Audit Committee, on at least an annual basis, will review and assess ongoing relationships with the Related Persons to see that they are in compliance with Audit Committee guidelines. Further, the policy requires that all Related Person Transactions be disclosed in our filings with the SEC and/or our website in accordance with applicable laws, rules and regulations.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our Common Stock as of April 12, 2023 for (i) each person beneficially owning more than 5% of the outstanding shares of our Common Stock, (ii) each director and nominee for director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table and (iv) all of our directors, nominees and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares. The business address of each of our directors and executive officers is c/o Matador Resources Company, One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240. The applicable percentage ownership is based on 119,183,914 shares of our Common Stock issued and outstanding as of April 12, 2023, plus, on an individual basis, the right of that individual to (i) obtain Common Stock upon exercise of stock options or (ii) obtain Common Stock upon the vesting or delivery of RSUs, in each case within 60 days of April 12, 2023. The information is based on Form 3s, Form 4s, Form 5s, Schedule 13Ds, Schedule 13Gs and Schedule 13G/As filed through April 12, 2023.

Name	Amount and Nature of Ownership of Common Stock	Percent of Class

Directors, Nominees and Named Executive Officers

Joseph Wm. Foran(1)	5,274,668	4.4%

Craig N. Adams(2)	303,356	*

Shelley F. Appel(3)	1,664,125	1.4%

Reynald A. Baribault(4)	135,199	*

R. Gaines Baty(5)	61,713	*

William M. Byerley(6)	46,420	*

Monika U. Ehrman(7)	30,203	*

Julia P. Forrester Rogers(8)	64,267	*

Michael D. Frenzel(9)	66,932	*

Billy E. Goodwin(10)	291,624	*

James M. Howard(11)	120,214	*

David E. Lancaster(12)	565,337	*

Timothy E. Parker(13)	71,636	*

Van H. Singleton, II(14)	243,659	*

Kenneth L. Stewart(15)	81,272	*

All Directors, Nominees and Executive Officers as a Group (16 persons)(16)	7,140,158	6.0%

Other 5% Owners

BlackRock, Inc.(17)	13,726,498	11.6%

The Vanguard Group(18)	11,454,049	9.6%

*	Less than one percent (1%)
(1)

Includes (i) 1,105,913 shares of Common Stock held of record by Sage Resources, Ltd., a limited partnership owned by the Foran family, including Mr. Foran; (ii) 17,271 shares of Common Stock held of record by Mr. Foran’s spouse as her separate property; (iii) 113,873 shares of Common Stock held of record by each of the JWF 2021-2 GRAT and the NNF 2021-2 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (iv) 125,010 shares of Common Stock held of record by each of the JWF 2022-1 GRAT and the NNF 2022-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (v) 94,825 shares of Common Stock held of record by each of the JWF 2022-2 GRAT and the NNF 2022-2 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (vi) 163,050 shares of Common Stock held of record by each of the JWF 2023-1 GRAT and the NNF 2023-1 GRAT, for which Mr. Foran is the trustee and over

80        Matador Resources Company  |  2023 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

which Mr. Foran has sole voting and investment power; (vii) 434,449 shares of Common Stock held of record by the Foran 2012 Security Trust, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (viii) 471,276 shares of Common Stock held of record by the Foran 2012 Savings Trust, for which Mr. Foran’s spouse is a trustee; and (ix) 1,137,182 shares held of record, collectively, by the LRF 2011 Non-GST Trust, WJF 2011 Non-GST Trust, JNF 2011 Non-GST Trust, SIF 2011 Non-GST Trust and MCF 2011 Non-GST Trust, for which trusts Mr. Foran and his spouse, as settlors of each of the 2011 Non-GST Trusts, retain the power of substitution with respect to the property of the 2011 Non-GST Trusts; and (x) 1,093,356 shares held of record, collectively, by the LRF 2020 Non-GST Trust, WJF 2020 Non-GST Trust, SIF 2020 Non-GST Trust and MCF 2020 Non-GST Trust, for which trusts Mr. Foran and his spouse, as settlors of each of the 2020 Non-GST Trusts, retain the power of substitution with respect to the property of the 2020 Non-GST Trusts.
(2)	Includes 2,850 shares of Common Stock held of record by the 401(k) account of Mr. Adams.
(3)

Ms. Appel is a nominee for director at the Annual Meeting. Includes (i) 1,105,913 shares of Common Stock held of record by Sage Resources, Ltd., a limited partnership owned by the Foran family, including Ms. Appel; (ii) 227,416 shares of Common Stock held of record by the SIF 2011 Non-GST Trust; (iii) 273,339 shares of Common Stock held of record by the SIF 2020 Non-GST Trust; (iv) 4,727 shares of Common Stock held of record by the Individual Retirement Account of Ms. Appel; (v) 1,185 shares of Common Stock held of record by the 401(k) account of Ms. Appel; (vi) 117 shares of Common Stock held of record by the Health Savings Account of Ms. Appel; and (vi) 58 shares of Common Stock held of record by the Health Savings Account of Ms. Appel’s spouse.

(4)

Includes 6,500 shares of Common Stock held of record by the Individual Retirement Account of Mr. Baribault. Also includes 110,897 shares of Common Stock held of record by the Reynald A. Baribault Maritalized Revocable Living Trust and 7,500 shares of Common Stock held of record by the Sally K. Baribault Maritalized Revocable Living Trust, for which trusts both Mr. Baribault and his spouse are trustees and share voting and investment power. Also includes 10,302 shares of Common Stock issuable to Mr. Baribault upon the vesting and delivery of RSUs.

(5)	Includes 18,543 shares of Common Stock issuable to Mr. Baty upon the vesting and delivery of RSUs.
(6)	Includes 22,740 shares of Common Stock issuable to Mr. Byerley upon the vesting and delivery of RSUs.
(7)	Includes 2,040 shares of Common Stock issuable to Ms. Ehrman upon the vesting of RSUs.
(8)

Includes 19,785 shares of Common Stock held of record by the Individual Retirement Account of Ms. Rogers and 5,800 shares of Common Stock held of record by Ms. Rogers’ spouse. Also includes 2,040 shares of Common Stock issuable to Ms. Rogers upon the vesting of RSUs.

(9)	Information based solely on a Form 4 filing with the SEC on May 3, 2022. Mr. Frenzel served as the Company’s principal financial officer from March 31, 2022 to February 16, 2023.
(10)	Includes 5,000 shares of Common Stock held of record by the 401(k) account of Mr. Goodwin.
(11)

Includes 50,000 shares of Common Stock held of record by the Individual Retirement Account of Mr. Howard and 50,000 shares of Common Stock held by PBH Family Partners, Ltd., a family limited partnership owned by Mr. Howard’s family, including Mr. Howard, and over which Mr. Howard and his spouse share voting and investment authority. Also includes 10,214 shares of Common Stock issuable to Mr. Howard upon the vesting and delivery of RSUs.

(12)	Information based solely on a Form 4 filing filed with the SEC on January 4, 2022. Mr. Lancaster retired as the Executive Vice President and Chief Financial Officer of the Company on March 31, 2022.
(13)	Includes 2,040 shares of Common Stock issuable to Mr. Parker upon the vesting of RSUs.
(14)	Includes 2,505 shares of Common Stock held of record by the 401(k) account of Mr. Singleton.
(15)	Includes 14,572 shares of Common Stock issuable to Mr. Stewart upon the vesting and delivery of RSUs.
(16)

Includes an aggregate of 4,548 shares of Common Stock, which our executive officers as a group have the right to acquire within 60 days of April 12, 2023 upon the exercise of stock options. Includes 48,186 shares of restricted stock held by our executive officers. Pursuant to the terms of such restricted stock grants, the executive officers have the right to vote such shares but may only dispose of such shares to the extent they have vested. Also includes 82,491 shares of Common Stock issuable to directors upon the vesting and delivery of RSUs.

(17)

Information based solely on a Schedule 13G/A filed with the SEC on January 26, 2023. The Schedule 13G/A reports that BlackRock, Inc. (“BlackRock”) beneficially owns 13,726,498 shares, has sole voting power with respect to 13,488,714 shares and has sole dispositive power with respect to 13,726,498 shares. According to the Schedule 13G/A, BlackRock’s address is 55 East 52nd Street, New York, NY 10055.

(18)

Information based solely on a Schedule 13G/A filed with the SEC on February 9, 2023. The Schedule 13G/A reports that The Vanguard Group (“Vanguard”) beneficially owns 11,454,049 shares, has shared voting power with respect to 212,084 shares, has sole dispositive power with respect to 11,139,400 shares and has shared dispositive power with respect to 314,649 shares. According to the Schedule 13G/A, Vanguard’s address is 100 Vanguard Blvd, Malvern, PA 19355.

2023 Proxy Statement  |  Matador Resources Company        81

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Shareholder Proposals for the 2024 Proxy Statement

For shareholder proposals to be included in the Company’s proxy statement and form of proxy relating to the 2024 Annual Meeting, such proposals must be received by the Company at its offices in Dallas, Texas, addressed to the Corporate Secretary of the Company, no later than December 29, 2023. If the Company changes the date of the 2024 Annual Meeting by more than 30 days from the anniversary of the 2023 Annual Meeting, shareholder proposals must be received a reasonable time before the Company begins to print and mail the proxy materials for the 2024 Annual Meeting in order to be considered for inclusion in the Company’s proxy statement. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice to the Company that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than April 10, 2024.

Director Nominations or Other Business for Presentation at the 2024 Annual Meeting

Alternatively, shareholders intending to place in nomination persons for election as directors at an annual meeting of shareholders or to introduce an item of business at an annual meeting of shareholders without having the nomination or proposal included in the Company’s proxy statement must comply with certain procedures set forth in the Bylaws. These procedures provide, generally, among other things, that shareholders desiring to place in nomination persons for election as directors, and/or bring a proper subject of business before an annual meeting, must do so by a written notice timely received (on or before March 13, 2024, but no earlier than February 12, 2024, for the 2024 Annual Meeting) to the Corporate Secretary of the Company containing the name and address of the shareholder and the number of shares of the Company’s Common Stock beneficially owned by the shareholder. If the notice relates to a nomination for director, it must also set forth the name, age, business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, the person’s written consent to be a director if selected by the Nominating Committee, nominated by the Board and elected by the shareholders and any other information that would be required to be disclosed in solicitations of proxies for the election of directors. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director. Notice of an item of business shall include a brief description of the proposed business and any material interest of the shareholder in such business.

The Chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of the Bylaws are available from the Corporate Secretary of the Company and on the Company’s website at www.matadorresources.com under the heading “Investor Relations—Corporate Governance.”

See “Corporate Governance—Board Committees—Nominating Committee” for the process for shareholders to follow to suggest a director candidate to the Nominating Committee for nomination by the Board.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC, including financial statements, is being made available to our shareholders concurrently with this Proxy Statement at www.proxyvote.com and does not form part of the proxy solicitation material. Shareholders may obtain without charge another copy of the Annual Report on Form 10-K, excluding certain exhibits, by writing to Investor Relations, Matador Resources Company, One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

82        Matador Resources Company  |  2023 Proxy Statement

OTHER BUSINESS

OTHER BUSINESS

Management of the Company is not aware of other business to be presented for action at the Annual Meeting; however, if other matters are presented for action, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

By Order of the Board of Directors,

Joseph Wm. Foran
Chairman and Chief Executive Officer

April 27, 2023

2023 Proxy Statement  |  Matador Resources Company        83

ANNEX A

ANNEX A

Non-GAAP Financial Measures

Adjusted EBITDA

We define, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and impairment. Adjusted EBITDA is not a measure of net income (loss) or cash flows as determined by GAAP. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.

Management believes Adjusted EBITDA is necessary because it allows us to evaluate our operating performance and compare the results of operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in calculating Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which certain assets were acquired.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as a primary indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

The following table presents our calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively:

Adjusted EBITDA—Matador Resources Company

Year Ended December 31, 2022

(In thousands)

Unaudited Adjusted EBITDA Reconciliation to Net Income:

Net income attributable to Matador Resources Company shareholders	$1,214,206

Net income attributable to non-controlling interest in subsidiaries	72,111

Net income	1,286,317

Interest expense	67,164

Total income tax provision	399,357

Depletion, depreciation and amortization	466,348

Accretion of asset retirement obligations	2,421

Unrealized gain on derivatives	(18,809)

Non-cash stock-based compensation expense	15,123

Net loss on asset sales and impairment	1,311

Expense related to contingent consideration	4,926

Consolidated Adjusted EBITDA	2,224,158

Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(97,002)

Adjusted EBITDA attributable to Matador Resources Company shareholders	$2,127,156

2023 Proxy Statement  |  Matador Resources Company        A-1

ANNEX A

Year Ended December 31, 2022

(In thousands)

Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:

Net cash provided by operating activities	$1,978,739

Net change in operating assets and liabilities	117,935

Interest expense, net of non-cash portion	63,064

Current income tax provision	54,877

Expense related to contingent consideration	9,543

Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(97,002)

Adjusted EBITDA attributable to Matador Resources Company shareholders	$2,127,156

Adjusted EBITDA—San Mateo (100%)

Year Ended December 31, 2022

(In thousands)

Unaudited Adjusted EBITDA Reconciliation to Net Income:

Net income	$147,163

Depletion, depreciation and amortization	32,378

Interest expense	16,829

Accretion of asset retirement obligations	282

Net loss on asset sales and impairment	1,311

Adjusted EBITDA	$197,963

Year Ended December 31, 2022

(In thousands)

Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:

Net cash provided by operating activities	$178,549

Net change in operating assets and liabilities	3,848

Interest expense, net of non-cash portion	15,556

Adjusted EBITDA	$197,963

Adjusted Free Cash Flow

Adjusted free cash flow is measured, on a consolidated basis for the Company, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used

A-2        Matador Resources Company  |  2023 Proxy Statement

ANNEX A

by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its drilling, completion and equipping capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo.

Adjusted Free Cash Flow—Matador Resources Company

Year Ended December 31, 2022

(In thousands)

Net cash provided by operating activities	$1,978,739

Net change in operating assets and liabilities	117,935

San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(89,375)

Performance incentives received from Five Point	28,250

Total discretionary cash flow	$2,035,549

Drilling, completion and equipping capital expenditures	771,830

Midstream capital expenditures	80,051

Expenditures for other property and equipment	1,213

Net change in capital accruals	4,355

San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(39,717)

Total accrual-based capital expenditures(3)	817,732

Adjusted free cash flow	$1,217,817

(1)	Represents Five Point’s 49% interest in San Mateo discretionary cash flow.
(2)	Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures.
(3)	Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other immaterial midstream capital expenditures not associated with San Mateo.

2023 Proxy Statement  |  Matador Resources Company        A-3

MATADOR RESOURCES COMPANY 5400 LBJ FREEWAY, SUITE 1500 DALLAS, TX 75240 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V13336-P93190 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. MATADOR RESOURCES COMPANY The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees: 1a. Joseph Wm. Foran 1b. Reynald A. Baribault 1c. Timothy E. Parker 1d. Shelley F. Appel For Against Abstain The Board of Directors recommends you vote FOR the following proposals: 2. Advisory vote to approve the compensation of the Company’s named executive officers. 3. Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2023. For Against Abstain NOTE: The proxies are authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof. Yes No Please indicate if you plan to attend this meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report for the year ended December 31, 2022, Notice of Annual Meeting and Proxy Statement are available at www.proxyvote.com V13337-P93190 MATADOR RESOURCES COMPANY Annual Meeting of Shareholders June 9, 2023 9:30 A.M. This proxy is solicited by the Board of Directors As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the internet at www.proxyvote.com. Have your proxy card in hand and follow the instructions. The shareholder hereby appoints Joseph Wm. Foran and Timothy E. Parker, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MATADOR RESOURCES COMPANY that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 9:30 A.M., CDT on June 9, 2023, at the Hilton Dallas Lincoln Centre, Lakeside Ballroom, 5410 LBJ Freeway, Dallas, Texas 75240, and any adjournment or postponement thereof. The shareholder hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side